UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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MISSION PRODUCE, INC.
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MISSION PRODUCE, INC.
2710 Camino Del Sol
Oxnard, California 93030

February 28, 2022
Dear fellow stockholders:
Our fiscal 2021 was another year filled with immense volatility and uncertainty. Despite continued COVID-19 challenges, cost pressures, and supply chain issues, I am proud of the work our teams did to press forward. Even amidst all the uncertainty, the complex operating environment, and every new and old challenge this year has brought us, we remained laser focused on our long-term strategic plan and stayed the course to deliver for our customers, our stockholders, and our stakeholders.
Throughout the year, we made significant progress executing on our long-term strategic priorities to diversify our supply sources, expand our marketing and distribution capabilities domestically and internationally, and continue our investments in vertical integration where and to the extent it makes sense for our business. In fiscal 2021, our team demonstrated remarkable resilience and dedication as we continued to transform our Company, make strategic investments to foster growth, and further strengthen our competitive position in the market.
We have found ways to thrive during unprecedented times, and we are ready to face the coming year. Our team is strong, our goals are ambitious, and together we will put in the hard work necessary to execute and succeed.
Against this backdrop, I would like to cordially invite you to attend the 2022 Annual Meeting of Stockholders of Mission Produce, Inc. to be held virtually via live webcast on April 13, 2022, at 1:30 p.m. (Pacific Time). You can attend and participate in the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/AVO2022.
We have decided to hold the Annual Meeting virtually again this year due to the ongoing COVID-19 pandemic in order to protect the health and wellbeing of our stockholders and employees, and because hosting a virtual Annual Meeting (i) enables stockholders to attend and participate from any location around the world, (ii) provides for cost savings to the Company and our stockholders, and (iii) reduces the environmental impact of our Annual Meeting.
At the Annual Meeting you will be asked to (i) elect three Class II director nominees for three-year terms, (ii) approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers, (iii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2022, and (iv) transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Your vote is important to us. Whether or not you plan to participate in the Annual Meeting, it is important that your shares be represented and voted. We encourage you to vote promptly and submit your proxy via the Internet, by telephone, or by completing and mailing a proxy card.
On behalf of our Board of Directors, we thank you for your continued support of the Company. We remain fully committed to executing on our strategic agenda and to delivering value to our customers, stakeholders, and to you, our stockholders. I hope you share in my excitement for Mission’s next chapter.
Sincerely,

Stephen J. Barnard
President and Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
February 28, 2022
Date and Time: The 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) of Mission Produce, Inc. will be held on Wednesday, April 13, 2022, at 1:30 p.m. Pacific Time.
Location and Attendance: In light of the ongoing COVID-19 pandemic and our successful 2021 virtual annual meeting of stockholders, our 2022 Annual Meeting will be held solely by remote communication via an online platform. You will be able to attend the 2022 Annual Meeting, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVO2022 and using your control number which can be found on your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. Please read “GENERAL INFORMATION” in the accompanying proxy statement.
Record Date: February 18, 2022. Stockholders of record at the close of business on the record date are entitled to receive notice of, and vote at, the 2022 Annual Meeting and any continuation, postponement, or adjournment thereof.
Beginning on February 28, 2022, we sent a Notice Regarding the Availability of Proxy Materials, or the Proxy Statement and proxy card, as applicable, to all stockholders entitled to vote at the 2022 Annual Meeting.
Items of Business: At the 2022 Annual Meeting, you will be asked to:
1.	Elect three directors to the Board of Directors for a three-year term. The nominees for election to the Board of Directors are Luis A. Gonzalez, Bruce C. Taylor, and Shaunte D. Mears-Watkins.
2.	Approve, on an advisory basis, whether the advisory vote to approve the compensation of our named executive officers should be held every one, two, or three years.
3.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2022.
4.	Transact such other business as may properly come before the 2022 Annual Meeting or any continuation, postponement or adjournment thereof.
Voting: Regardless of whether you plan to attend the 2022 Annual Meeting, it is important that your shares be represented and voted. Please read the Notice of Annual Meeting of Stockholders and proxy statement with care and follow the voting instructions to ensure that your shares are represented. We encourage you to submit your proxy as soon as possible by Internet, telephone, or by signing, dating, and returning your proxy card or voter instruction form.
By order of the Board of Directors,

Joanne C. Wu
General Counsel and Secretary
Oxnard, California
February 28, 2022

PROXY STATEMENT SUMMARY AND HIGHLIGHTS
This Proxy Statement is furnished in connection with the solicitation of proxies, on behalf of the Board of Directors of Mission Produce, Inc., a Delaware corporation (“we,” “our,” the “Company” or “Mission”), for use at our 2022 Annual Meeting of Stockholders (“2022 Annual Meeting”) to be held on Wednesday, April 13, 2022, at 1:30 p.m. Pacific Time, or at any adjournment or postponement thereof. At the 2022 Annual Meeting, you will be asked to consider and vote on the matters described in this Proxy Statement. The 2022 Annual Meeting will be held virtually on the Internet. You will be able to attend the 2022 Annual Meeting, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVO2022. Only common stockholders of record at the close of business on February 18, 2022, which is the record date for the 2022 Annual Meeting, are permitted to vote at the 2022 Annual Meeting and any adjournment or postponement thereof.
This summary highlights information contained elsewhere in our Proxy Statement and does not contain all of the information that you should consider. We encourage you to read the entire Proxy Statement carefully before voting.
We intend to mail the Notice Regarding the Availability of Proxy Materials (“Notice”), or the Proxy Statement and proxy card, as applicable, on February 28, 2022, to all stockholders entitled to vote at the 2022 Annual Meeting.
2022 Annual Meeting
Meeting Date and Time	April 13, 2022, at 1:30 p.m. Pacific Time

Record Date	February 18, 2022

Location
Virtual live webcast. You will be able to attend the 2022 Annual Meeting, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVO2022. Further information regarding attendance, including how to access the virtual meeting, is set forth in the “GENERAL INFORMATION” section of the Proxy Statement

Voting Matters and Board Recommendations
Proposal #	Item	Board Recommendation	Page Reference
1	Election of Directors	FOR each nominee	9
2	Advisory Vote on the Frequency of Advisory Votes to Approve Executive Compensation	FOR “one year”	42
3	Ratification of Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for fiscal year 2022	FOR	43
How to Vote

By Internet. You may submit a proxy over the Internet at www.proxyvote.com before 11:59 p.m. Eastern time on April 12, 2022. You will need to have your 16‐digit control number included on your proxy card.

By Telephone. You may submit a proxy over the telephone by calling 1-800-690-6903. Use any touch-tone telephone to transmit your vote before 11:59 p.m. Eastern Time on April 12, 2022. You will need to have your 16‐digit control number included on your proxy card.

By Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

At the Meeting. To vote at the 2022 Annual Meeting, visit www.virtualshareholdermeeting.com/AVO2022. You will need the control number that appears on your Notice, proxy card, or voting instruction form to log on and vote at the virtual 2022 Annual Meeting. Please note that if your shares are held of record by a broker, bank, trust, or other nominee, and you decide to attend and vote at the 2022 Annual Meeting, your vote in person will not be effective unless you provide a legal proxy, issued in your name from the record holder.

Important Notice Regarding Availability of Proxy Materials for the 2022 Annual Meeting to be held on April 13, 2022. This Proxy Statement and 2021 Annual Report are available at www.proxyvote.com. You are encouraged to read these materials before you vote.

2021 Business Highlights
Our business faced significant headwinds in the second half of our fiscal 2021. Mexico’s challenging supply dynamic, port delays and logistics issues, and the variability in consumer shopping patterns due to ever-changing COVID conditions negatively impacted our profitability. Despite these challenges, our business remained resilient, and we delivered positive financial performance for fiscal 2021 across several metrics while continuing to execute on our long-term value-enhancing initiatives. The following sets forth certain highlights regarding our 2021 fiscal year performance.

We continue to leverage our strengths and unique industry leading capabilities to further expand our business and deliver long-term value to our stockholders. Our vertical integration and multiple sources of supply year-round give us a significant competitive advantage within the industry. Further, the strategic investments we have made to increase our capabilities and capacities, such as our mega facility in Laredo, Texas, which significantly increases our capacity during peak times of the year, and the continued expansion of our footprint in key international markets, gives us confidence in our future long-term success.
Our Commitment to Sustainability
For almost 40 years, we have invested in the finest for our people, product, and planet. We incorporate sustainability into all aspects of our business. By engaging cross-functional teams throughout our entire network, we strive to minimize our environmental impact and contribute positively to the communities we participate in. Our sustainability initiatives embody our core values: Fun, Innovative, Reliable, Successful, and Trustworthy.
People
Globally, we support our people in distinct ways according to the needs of the respective regions and environment. We provide professional development and leadership training across all levels, with the intent to teach and promote from within. In our Latin American facilities, we provide private group transportation for those who commute. We also provide access to a cafeteria and have medical staff on hand to provide access to proper nutrition and medical care, supporting the health and safety of our people.

Human Rights Declaration. Mission employees are our greatest asset, and we commit to treating every individual with dignity and respect by supporting the following human rights standards:

Health and Safety Program. Creating a safe working environment throughout our farms and facilities is vital to our success; therefore, we appoint dedicated teams, who report directly to the executive suite, to continually improve working conditions for our people. Our approach includes over 500 hours of instructor-led trainings nationwide, in-house CPR and forklift certifications, OSHA consultations, and employee involvement through a Health and Safety Committee. Our health and safety policies include extensive safety and health training and are designed to reduce workplace injuries and illnesses. We anticipate, detect and work to prevent and control hazards in the workplace and are continuously working to improve safety and health management systems. We believe doing so not only keeps our employee safe, but also improves employee morale and reduces turnover.
COVID-19 Response. As an essential business, we addressed the COVID-19 pandemic with great care for our employees, customers, and consumers. We provided COVID-prevention trainings, required and provided personal protective equipment (PPE), increased sanitation of high-touch surfaces, added air purification and ozone generators, conducted health screenings, and provided paid time off for those who tested positive.
In March and April of 2021, we hosted a COVID-19 vaccination clinic at our forward distribution center in Oxnard, California, resulting in the vaccination of 200+ employees and 400+ community members.
Community Investment. From our humble California beginnings to our global presence today, we are committed to the people and communities that surround our Mission family. We have a unique opportunity to positively impact communities across the world and give back to the regions that have allowed us to experience the success we have today. The Mission Produce Foundation is a 501(c)(3) charitable foundation funded through contributions from the Company, fundraising events, and donations from individuals. Together, in fiscal 2021, we and our partners delivered on our promises to invest in the communities where we operate.

Diversity, Equity, and Inclusion. A high-priority topic for the Company, industry, and society is the integration of improved Diversity, Equity and Inclusion (“DE&I”) in the workforce. Diverse backgrounds and experiences lead to a dynamic, more robust business across all areas. Therefore, we have taken action to address these issues in a proactive, effective manner.
In 2021, we sponsored and participated in the produce industry’s first-ever DE&I initiative, hosted by the Produce Marketing Association (PMA) and Center for Growing Talent (CGT), which included industry trainings, virtual seminars, panel discussions, and peer-to-peer learning. In partnership with PMA, we developed a Professional Development Virtual Certification Program for Mission employees, covering:

In addition, we engaged an independent third party to conduct an analysis and prepare a diversity, inclusion, and pay equity report to assist with our evaluation of the pay equity and diversity across our organization. This report was reviewed and discussed by our Compensation Committee, who oversees our DE&I initiatives, and reported to the Board of Directors. We intend to conduct such analysis annually or every other year.
Demographic Representation Across the Globe. The value we place on DE&I is evidenced in our demographic representation across the globe, including our executive team. The focus and importance the Company places on its employees is demonstrated by our exceptional employee retention rate.

Product
Food Safety. Food safety is a top priority in every aspect of growing, packing and shipping avocados to market. We have a centralized department comprised of scientists, engineers, project managers, sanitation professionals and food safety experts, that manages global uniformity for all food safety programs. Our food safety program includes: (1) British Retail Consortium (BRC), International Featured Standard (IFS), and PrimusGFS audits; (2) Pest Control Advisor (PCA), Certified Crop Advisor (CCA), and Qualified Applicator License (QAL) certified staff; (3) 28 Food Safety Modernization Act (FSMA) certified employees; and (4) 12 traceability exercises per year.
In Peru, we received a AA score, the highest score possible, on an unannounced BRC audit conducted in 2021. BRC audits are thorough assessments conducted by a third party that evaluate our adherence to the BRC’s food safety standards and our commitment to industry best practices.
Sanitation Protocols. Our sanitation protocols include: daily sanitation at all pack houses, validated food processing chemicals, full-time, in-house sanitation staff, extensive micro programs, annual microbiological based risk assessments, annual chemical evaluations, and hygienic zoning.

Planet
We recognize the fragility of our natural resources and actively seek opportunities to minimize our global carbon footprint. We deploy industry-leading sustainability practices, using water management, precision farming, biodiversity maintenance, responsible packaging, and renewable energy to control our overall environmental impact and reduce our waste and emissions.
Bee Pollination Program. Certain global bee populations are experiencing increased health and population challenges (1). Like many crops, including apples, almonds, and broccoli, avocados rely on pollinating insects to ensure productivity and strong yields. We established the Mission Beekeeping Project in 2014 on our farms in Peru, where we raise and reproduce healthy bees to contribute to the production of our crops. This not only helps prevent any related issues within our fields but also promotes biodiversity and protects the environment. In 2014, we began with 300 hives, and we currently have over 6,500 hives on our farms.
Beekeeping staff are trained in:	6,500+ hives in Peru
Water Management. We keep water usage on our farms well below the industry average. Per avocado, we use 40.5% less water in Peru (2) and 40% less water in California (3) than the industry average.
Carbon Reduction. In 2021, we planted an estimated 437,800 trees globally and have another 1.8 million in production.
Waste Reduction. In one of our busiest packhouses located in Mexico, we employed reusable food safety attire instead of disposable wear with the intent to reduce our overall waste. Meeting and maintaining food safety and quality standards is possible without wasting single-use items like gloves and hairnets. For that reason, we provided two pairs of personal hairnets, masks, and nitrile gloves to each of our employees, in addition to replacements, when needed. We also provided in-house laundering services in order to ensure all safety standards were met. Not only did our employees enjoy higher-quality, more comfortable attire, but we significantly reduced our waste and usage of food safety attire by eliminating the use of 1,500 hairnets, 500 masks, and 2,000 nitrile gloves per week.

Plastic Reduction. Our plastic reduction goal is to implement a reduced plastic bag in at least 50% of the bags we pack and ship globally by fiscal year 2025. We are 34% of the way to reaching our 2025 plastic reduction goal.
(1)	According to The Sustainability Consortium
(2)
According to the Junta de Usuarios de Riego Presurizado del Distrito de Riego Moche Virú Chao, the average grower in La Libertad produces 15 tons of avocados per hectare and uses 18,000 cubic meters of water per hectare.

(3)
According to the California Avocado Commission Industry Statistical Data, from 2015-2019, the average pounds of avocado per bearing acre was 5,832.50 pounds. Mission Produce farms in California produce an average of 15,000-20,000 pounds of avocados per bearing acre. Industry numbers assume 325,851 gallons of water used per acre foot.

Scope 3 Emissions & Engagement. We began engaging with third parties on emissions from sources not controlled or owned by us, on activities involving waste disposal, wastewater treatment, or employee travel. As part of this initiative, we engaged on sustainability, packaging, environmental issues, and social impacts with:

Corporate Governance and Board of Directors Highlights
The Board of Directors is committed to diversity and the pursuit of board refreshment and balanced tenure. Our Board of Directors has actively focused on refreshing the composition and expertise of the Board of Directors over the last two years to better align with the Company’s status as a public company, to enhance the Board of Directors’ oversight capabilities with respect to our long-term strategy, and to increase the diversity of perspectives, experience, gender, and ethnic representation on the Board of Directors. One-third of our directors were appointed within the past two years and two-thirds of our Board of Directors have served for less than 15 years. The following charts show the tenure, age, and diversity of our nine-member Board of Directors.

Our Board of Directors recognizes that the Company’s success over the long term requires a strong corporate governance framework. As the Company grows and evolves, our Board of Directors evaluates and refines its governance policies and practices. Below are highlights of our corporate governance framework:
CORPORATE GOVERNANCE BEST PRACTICES
➢	Separate Chairman and CEO roles	➢	Regular executive sessions
➢	Lead independent director	➢	Robust Governance Guidelines and committee charters
➢	100% independent Board committees	➢	Annual Sustainability Report
➢	Balance of expertise amongst directors	➢	No poison pill
➢	Majority independent directors	➢	Executive compensation best practices, including pay for performance philosophy, clawback policy, and stock ownership guidelines
➢	Annual Board and committee evaluations
➢	Board-level oversight of ESG and DE&I matters	➢	No severance arrangements; no single or double trigger acceleration or payments in connection with a change in control
➢	Balanced director tenure and ongoing refreshment

In addition, the Board of Directors values the opinions of our stockholders. The Company regularly engages with our stockholders and carefully considers any feedback received, including with regard to our governance practices and executive compensation program. Our management team participated in six investor events in fiscal 2021 and had over 60 interactions with our investors during the year.
Executive Compensation Highlights
In fiscal 2021, our executive compensation program was comprised of two components: (1) base salary; and (2) an annual cash incentive award based on achievement of a pre-determined performance metric (adjusted operating income). Our 2021 annual cash incentive plan paid out at 65% of target bonus opportunity based on the Company’s achievement of 79% against target. The Compensation Committee did not grant any equity awards for our executive management team for 2021 except for a one-time sign-on equity grant for the Company’s General Counsel and Secretary upon her hire in March 2021. Because the Company completed its initial public offering at the end of fiscal 2020, and equity grants were made to certain members of the management team in connection therewith, the Compensation Committee determined to use 2021 as a year to evaluate and design a best-in-class compensation framework, including a significant long-term equity incentive component tailored to reflect the appropriate balance between retention and pay-for-performance. The Compensation Committee also adopted a clawback policy and robust stock ownership guidelines in 2021. See Executive Stock Ownership Guidelines and Clawback Policy In our Compensation Discussion and Analysis for more information.
The Compensation Committee believes that it is imperative that our executive compensation program motivates our management team in such a manner as to encourage and reward successful execution of our long-term growth strategy. Fundamentally, we believe that pay should be linked to performance and that executives and long-term stockholders alike should benefit from our success and growth. In addition, we design our executive compensation program to recognize the value of our management team and ensure that the overall compensation mix drives strong retention and recruitment. To that end, beginning in 2022, we are utilizing the following compensation elements:
Type	Element	Performance Period	Objective
Fixed	Base Salary	Annual	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle
Performance-based	Annual Cash Incentive	Annual	Rewards achievement of annual Company-wide pre-established financial objectives and permits adjustments based on individual performance
Performance-based	Multi-year Performance-Based Share Units	Long-Term	Supports the achievement of pre-established corporate strategic goals that drive the creation of long-term, sustainable stockholder value
Time-based	Restricted Stock Units (“RSUs”)	Long-Term	Aligns the interests of management and stockholders and serves as an important retention vehicle

ITEM 1: ELECTION OF DIRECTORS
Our Board of Directors currently consists of nine members. In accordance with our Certificate of Incorporation, our Board of Directors is divided into three classes (Class I, Class II, and Class III) with staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election, or, if earlier, until his or her earlier death, resignation, disqualification, or removal. Our current directors are divided among the three classes as follows:
Class	Director	Term Expiration
Class I	Stephen A. Beebe Stephen W. Bershad Jay A. Pack	2024 Annual Meeting
Class II	Luis A. Gonzalez Bruce C. Taylor Shaunte D. Mears-Watkins	2022 Annual Meeting
Class III	Stephen J. Barnard Bonnie C. Lind Linda B. Segre	2023 Annual Meeting
At this year’s 2022 Annual Meeting, stockholders will be asked to elect three Class II directors – Luis A. Gonzalez, Bruce C. Taylor, and Shaunte D. Mears-Watkins – to three-year terms expiring at the 2025 annual meeting of stockholders, or until the director’s earlier death, resignation, disqualification, or removal.
Board of Directors Overview
The following table sets forth our certain information regarding our Board of Directors.

Director:	Stephen J. Barnard	Stephen A. Beebe	Stephen W. Bershad	Luis A. Gonzalez	Bonnie C. Lind	Jay A. Pack	Linda B. Segre	Bruce C. Taylor	Shaunte D. Mears- Watkins
Age	69	77	80	71	63	68	61	65	43
Director since	1983	1995	2012	2011	2020	2008	2020	2001	2021
Compensation		•				•	Chair
Audit		•			Chair	•
Nominating and Corporate Governance		Chair			•			•
Additional Appointments	CEO	Lead Independent Director	Chairman of the Board of Directors		Financial Expert

Board of Directors Composition and Experience
Our Board of Directors consists of a diverse group of highly qualified leaders in their respective fields. Our directors have significant and wide-ranging management experience and many have extensive farming, agricultural or food related experience relevant to our industry. Several of our directors also have public company experience either from serving as chief executive officers or chief financial officers of public companies or from serving on public company boards (other than the Mission board). The Board of Directors and the Nominating and Corporate Governance Committee believe the skills, qualities, attributes, experience and diversity of backgrounds of our directors provide us with a diverse range of perspectives to effectively address the Company’s current and evolving needs.
The following table highlights the key skills and qualifications of our Board of Directors. The Nominating and Corporate Governance Committee and the Board of Directors continuously monitors the mix of specific experience, qualifications and skills of our directors in order to ensure that the Board of Directors, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s current and future business needs and organizational structure.
	Stephen J. Barnard	Stephen A. Beebe	Stephen W. Bershad	Luis A. Gonzalez	Bonnie C. Lind	Jay A. Pack	Linda B. Segre	Bruce C. Taylor	Shaunte D. Mears- Watkins
Prior Board Experience	•	•	•	•	•	•	•	•
Senior Leadership	•	•	•	•	•	•	•	•	•
Food/Agriculture	•	•	•	•		•	•	•	•
Public Sector	•		•		•		•		•
International	•	•	•	•	•			•	•
Legal/Corporate Governance		•	•		•		•	•
Operations	•	•	•	•	•	•		•
Finance/Tax		•	•		•	•		•
HR/Compensation and Benefits		•	•				•
Commercial/ Marketing	•	•	•					•	•
Board Diversity
The Nominating and Corporate Governance Committee and the Board of Directors views diversity as a priority, considers diversity in its governance and director candidate selections, and seeks representation across a range of attributes. Diversity includes race, ethnicity, age, and gender and is also broadly construed to take into consideration many other factors, including industry knowledge, operational experience, agricultural or food experience, academic expertise, geography, and personal backgrounds. In addition, in order to ensure the appropriate attention and oversight is provided at the Board level for Company-wide diversity initiatives, our Compensation Committee oversees the Company’s DE&I efforts and initiatives, including pay equity. In accordance with Nasdaq rules, the following Board Diversity Matrix sets forth the required diversity statistics for our directors:

Board Diversity Matrix
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0
Director Independence
The Nominating and Corporate Governance Committee annually reviews all relevant relationships directors have that are pertinent to a determination of independence and recommends to the Board of Directors the status of a director’s independence under applicable rules established by the Securities and Exchange Commission (“SEC”) and Nasdaq. Based on this review, the Board of Directors has determined that the following six directors are independent: Mr. Beebe, Ms. Lind, Mr. Pack, Ms. Segre, Mr. Taylor, and Ms. Mears-Watkins. As a result, we currently have a majority of independent directors. The Board of Directors has also determined that each of the directors serving on our three standing committees satisfies applicable standards of independence and other requirements for service on such committee.
Mr. Barnard serves as the Company’s President and Chief Executive Officer and therefore is not an independent director. In addition, the Company purchases avocados from farms owned by Mr. Barnard and Barnard Properties, an entity partially owned by Mr. Barnard, in amounts exceeding the categorical standards set by Nasdaq. Purchases are made at market prices similar to purchases from other California growers.
The Company had a consulting agreement with Mr. Gonzalez which exceeded the categorical thresholds set forth by Nasdaq. While this consulting agreement terminated in June 2021, Mr. Gonzalez will not be considered an independent director under Nasdaq listing standards until the three-year cooling off period has lapsed.
Lastly, the Company purchases avocados from Rancho Guacamole, LLC, an avocado grower in Southern California that is solely owned by Mr. Bershad, at market prices similar to purchases from other California growers. The amounts sold exceed the categorical standards set forth by Nasdaq, and therefore, Mr. Bershad is not considered an independent director.
Board Refreshment
The Board of Directors believes that refreshment is important to help ensure that the Board of Directors’ composition is aligned with the needs of the Company as it evolves over time and that fresh viewpoints and perspectives are regularly considered. Due to the nature of the agricultural and farming industry, the Board of Directors also feels that, over time, directors develop an understanding of the Company and industry which provides significant value to stockholders. Further, a certain degree of continuity and tenure is critical to the Board of Directors’ ability to work together effectively and efficiently as a group. Because term limits or mandatory retirement ages could cause the loss of experience or expertise important to the optimal operation of the Board of Directors, there are no limits on the length of time that a director may serve.
Our Board of Directors has undergone significant refreshment in the last two years to better align the Board of Directors’ composition and expertise with our status as a public company, to enhance the Board of Directors’ oversight capabilities with respect to our long-term strategy, and to increase the diversity of perspectives and experience represented on our Board of Directors. In 2020, we appointed Linda B. Segre and Bonnie C. Lind to the Board of Directors, and in 2021, we appointed Shaunte D. Mears-Watkins to our Board of Directors. Thus, one-third of our directors, all of whom are female, were appointed within the past two years, and two-thirds of our Board of Directors have served for less than 15 years.

2022 Nominees to the Board of Directors
Set forth below is biographical information for each of our Class II director nominees and a summary of the specific qualifications, attributes, skills, and experiences which led our Board of Directors to conclude that such nominee should serve on the Board of Directors at this time. The Nominating and Corporate Governance Committee and the Board of Directors believe that each nominee brings a strong and diverse set of skills and experiences to the Company that strengthen our Board of Directors’ leadership and effectiveness with respect to our business and long-term strategy. If elected, the nominees for election as Class II directors will serve for a term of three years (and until their successors are elected and qualified) or, if earlier, until his or her earlier death, resignation, disqualification, or removal. There are no family relationships among any of our directors or among any of our directors and our executive officers.
In December 2021, the Board of Directors appointed Shaunte D. Mears-Watkins as a Class II director. Ms. Mears-Watkins was identified as a director candidate by an independent third-party search firm used by the Nominating and Corporate Governance Committee to assist with identifying qualified director candidates.
Luis A. Gonzalez:
Luis A. Gonzalez was appointed to the Board of Directors in 2011. Mr. Gonzalez is a private investor in real estate and other ventures. Previously, Mr. Gonzalez founded Austral Group S.A., Peru, which was the second largest fishing and marine based food producer in Peru. Mr. Gonzalez also founded Camposol S.A., a leading agroindustrial company in Peru. Mr. Gonzalez also co-founded Grupo Arato in 2011, which the Company acquired in 2018. Previously, Mr. Gonzalez also served as a director of our wholly-owned Peruvian subsidiaries – Grupo Arato Holding S.A.C., Beggie Peru S.A., Arato Peru S.A., Inversiones Agricolas Olmos S.A.C., and Avocado Packing Company S.A.C.– until November 24, 2021. In 2007, Mr. Gonzalez was honored with the “Comendador por Servicios Distinguidos” medal by the President of Peru for his contributions to the country.
Mr. Gonzalez studied mechanical engineering at Saarbrücken Fachhochschule in Germany.
The Board of Directors concluded that Mr. Gonzalez should serve as a director based on his extensive business and leadership experience in the avocado and agroindustrial industries and his first-hand knowledge of avocado farming and packing operations in Peru.
Bruce C. Taylor:
Bruce C. Taylor was appointed to the Board of Directors in 2001. Mr. Taylor founded Taylor Fresh Foods, a multi-billion dollar producer of salads, fresh vegetables, and healthy fresh food, in 1995 and serves as its Chairman and Chief Executive Officer.
Mr. Taylor received a Bachelor of Science degree (Business) and a Bachelor of Arts degree (Development Studies) from the University of California Berkeley and a Masters in Business Administration from Harvard University.
The Board of Directors concluded that Mr. Taylor should serve as a director based on his extensive business and industry knowledge and his long tenured leadership and management experience in the agriculture and farming sectors at Taylor Fresh Foods.
Shaunte D. Mears-Watkins:
Shaunte D. Mears-Watkins was appointed to the Board of Directors in December 2021. Ms. Mears-Watkins has served as the Chief Commercial Officer of Clif Bar & Company, a leading maker of energy and nutrition foods, since June 2021. Previously, Ms. Mears-Watkins held increasingly senior roles in marketing, sales, and strategy at The Clorox Company (NYSE: CLX), a global manufacturer and marketer of household goods, food, pet care, and commercial cleaning products, from 2005 to 2008 and again from 2009 to 2021. From 2008 to 2009, Ms. Mears-Watkins was a Global Category Manager at Bare Escentuals Beauty, Inc. (NASDAQ: BARE), a retail cosmetics and personal care company. Ms. Mears-Watkins has served on the board of the Alameda County Community Food Bank since November 2021.
Ms. Mears-Watkins received a Bachelor of Arts degree from Stanford University and a Master of Business Administration degree from Harvard Business School.
The Board of Directors concluded that Ms. Mears-Watkins should serve as a director based on her broad commercial and marketing experience in the food and consumer products industries and her expertise in global branding and strategy.
The Board of Directors recommends a vote “FOR” each of the three named director nominees.

Continuing Directors
The biographical information for our six directors whose terms will continue after the 2022 Annual Meeting and will expire at the 2023 annual meeting (Class III) or the 2024 annual meeting (Class I) is below.
Stephen J. Barnard:
Stephen J. Barnard founded Mission Produce in 1983 and has served as the President and Chief Executive Officer since 1988. Mr. Barnard also serves as a member of the Board of Directors, a role he has held since the Company was founded. Prior to founding Mission Produce, Mr. Barnard worked in the lettuce and avocado divisions of Santa Clara Produce, Inc. Mr. Barnard previously served as Chairman of the Produce Marketing Association (PMA), Chairman of the Western Growers Association, a director of the California Avocado Commission, and a director of Sunkist Growers. He currently serves as a director for the Cal Poly Foundation.
Mr. Barnard received a Bachelor of Science degree in agricultural business management from California Polytechnic State University, San Luis Obispo.
The Board of Directors concluded that Mr. Barnard should serve as a director based on his deep and thorough knowledge of all aspects of our business and industry, his effective leadership and management skills, and his long-tenured service in senior roles with key industry groups.
Stephen A. Beebe:
Stephen A. Beebe was appointed to the Board of Directors in 1995 and served as Chairman of our Board of Directors from 2003 until 2020. From 1993 until his retirement in 2002, Mr. Beebe served as the President and Chief Executive Officer of the J.R. Simplot Company, one of the largest privately held diversified agribusiness companies in the United States. He guided the J.R. Simplot Company through expansions in Canada, Mexico, Australia, China and Europe. Mr. Beebe continues to serve as a director for the J.R. Simplot Company, where he is a member of the Audit Committee. Mr. Beebe is also a co-manager of JRS Properties 111, which is a Simplot family partnership. He is a member of the executive committee of the United States Golf Association and chairs the Audit Committee and Equipment Standards Committee.
Mr. Beebe received a Juris Doctorate from the University of Idaho, is a member of the Idaho Bar Association (retired) and is a graduate of the Stanford University Executive Program. In 2002, Mr. Beebe was awarded an Honorary Doctorate of Agriculture Science from the University of Idaho.
The Board of Directors concluded that Mr. Beebe should serve as a director based on his substantial business experience in the agriculture sector and his extensive management and leadership experience serving as a chief executive officer of a global agribusiness company.
Stephen W. Bershad:
Stephen W. Bershad was appointed to the Board of Directors in 2012 and has served as the Chairman of the Board of Directors since 2020. Mr. Bershad currently serves as the Chairman Emeritus of the Board of Directors of Novanta Inc. (NASDAQ: NOVT), a manufacturer of highly engineered proprietary components sold to medical and advanced technology equipment manufacturers. Previously, Mr. Bershad served as Chairman of the Board of Directors of Novanta Inc. from 2010 until 2020. Mr. Bershad served as Chairman and Chief Executive Officer of Axsys Technologies, Inc. (NASDAQ: AXYS), a manufacturer of surveillance and imaging equipment, from 1986 until 2009. Previously, he was a Managing Director of Lehman Brothers, Inc., an investment banking firm, and its predecessor firms, where he held a series of senior management positions in private equity and mergers and acquisitions. From 2013 to 2018, Mr. Bershad was Chairman of the Board of Directors of EMCOR Group (NYSE:EME), a Fortune 500 leader in mechanical and electrical construction, energy infrastructure and facilities services for a diverse range of businesses. Mr. Bershad is also an avocado grower in the Southern California area and has extensive experience in the avocado and lemon industry.
Mr. Bershad received a Bachelor of Science degree from the University of Southern California and a Juris Doctorate from the University of California at Los Angeles.
The Board of Directors concluded that Mr. Bershad should serve as a director based on his substantial business, investment banking, and board and management experience with both public and private companies, including serving as Chairman of the board of directors of several public corporations.

Bonnie C. Lind:
Bonnie C. Lind was appointed to the Board of Directors in 2020. Ms. Lind is the retired Senior Vice President, CFO and Treasurer of Neenah, Inc., (NASDAQ: NP), a publicly traded technical specialties and fine paper company, a position she held from June 2004 to May 2020. Prior to that, Ms. Lind held a variety of increasingly senior financial and operations positions with Kimberly-Clark Corporation (NASDAQ: KMB), a manufacturer of personal care, consumer tissue and health care products, from 1982 until 2004. She has been a member of the Board of Directors of Hubbell Incorporated (NYSE: HUBB) since January 2019 where she serves on the Audit and Nominating and Corporate Governance Committees. Beginning in January 2022, she joined the Board of Directors of a private timberlands company, Tamarack Holdings LLC, where she is Chairman of the Audit Committee. She was previously a director at U.S. Silica Holdings, Inc. (NYSE: SLCA), a global industrial minerals and logistics leader, from 2019 to 2021 where she served on the Audit and Nominating and Corporate Governance Committees. She was also previously a director at Federal Signal Corporation (NYSE: FSS), a world leader in manufacturing lightbars, beacons, warning lights, and backup alarms/cameras, from 2014 to 2018, where she served on the Nominating and Governance Committee and the Audit Committee. She also served as a director of Empire District Electric Company (NYSE: EDE), an investor-owned utility providing electric, natural gas, and water service, from 2009 to 2017 and was a member of the Audit Committee and Chairman of its Nominating and Corporate Governance Committee.
Ms. Lind holds a Bachelor of Business Administration (Finance) with honors from the University of Georgia.
The Board of Directors concluded that Ms. Lind should serve as a director based on her experience as the chief financial officer of a public company, her financial acumen and financial expertise, her public and private company board experience, as well as her decades of senior financial and operations positions for public and private companies across a wide variety of industries.
Jay A. Pack:
Jay A. Pack was appointed to the Board of Directors in 2008. Mr. Pack is the former owner of Standard Fruit and Vegetable, an integrated re-packer, logistics, and value-added produce company, which was sold to Del Monte in 2003. He currently serves on the board of Coastal Sunbelt Produce, a foodservice distributor serving the Mid-Atlantic states. Previously, Mr. Pack served on the boards of Misionero and Earthbound Farm and Combs Produce. He has also previously served as a trustee of Sarah Lawrence College, a board member of the Produce Marketing Association (PMA), Chairman of the PMA Foodservice Division, and as President of the North Texas Food Bank.
Mr. Pack received a Bachelor of Science degree from Boston University and a Master of Business Administration degree from Southern Methodist University.
The Board of Directors concluded that Mr. Pack should serve as a director based on his broad knowledge of the produce industry and his extensive business and leadership experience with various produce companies and agricultural industry groups.
Linda B. Segre:
Linda B. Segre was appointed to the Board of Directors in 2020. She is a member of the Board of Directors of Callaway Golf Company (NYSE: ELY) where she is chair of the Compensation and Management Succession Committee and a member of the Nominating and Corporate Governance Committee. She is also a member of the Board of Directors of Pecan Grove Farms and Schwab Charitable Fund. From 2009 until 2016 she was the Executive Vice President, Chief Strategy and People Officer at Diamond Foods, Inc. (NASDAQ: DMND). Before joining Diamond Foods, Ms. Segre served as Managing Director of Google.org and was previously the Vice President and Managing Director of The Boston Consulting Group’s San Francisco Office.
Ms. Segre holds a degree in economics with academic distinction from Stanford University and an M.B.A. from the Stanford Graduate School of Business.
The Board of Directors concluded that Ms. Segre should serve as a director based on her public and private company board experience and extensive management experience serving in key leadership roles, including as chief people officer, across a variety of sectors, including the food industry.

CORPORATE GOVERNANCE
Board of Directors Leadership Structure
Our Board of Directors recognizes that one of its key responsibilities is to evaluate and determine the optimal leadership structure for the sound and effective oversight of management. Our Bylaws and Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board of Directors and Chief Executive Officer. The Board of Directors values its flexibility to select, from time to time, a leadership structure that is most able to serve the Company’s and stockholders’ best interests based on the qualifications of individuals available and existing circumstances.
Currently, the Board of Directors has determined that separating the roles of Chairman and Chief Executive Officer is the most effective leadership structure. Mr. Barnard serves as Chief Executive Officer, and Mr. Bershad serves as Chairman of the Board of Directors. Our Board of Directors believes that this leadership structure provides the appropriate balance of authority and achieves the optimal governance model at this time.
If the Chairman of the Board of Directors does not otherwise qualify as an independent director, our Corporate Governance Guidelines allow for the appointment of a lead independent director. As noted above, Mr. Bershad is not an independent director under applicable SEC and Nasdaq rules. Therefore, the Board of Directors has elected Stephen A. Beebe to serve as the lead independent director. The lead independent director’s responsibilities include but are not limited to: presiding over all meetings of the Board of Directors at which the Chairman is not present, including any executive sessions of the independent directors, and acting as the liaison between the independent directors and the Chief Executive Officer and Chairman of the Board of Directors.
The Board’s Role in Risk Oversight
Our Board of Directors and its committees take active roles in overseeing the management of the risks our Company faces. The Board of Directors regularly reviews information regarding our operational, financial, legal, compliance, and strategic risks. Specifically, senior management attends quarterly meetings of the Board of Directors, provides financial, operational, and business updates and is available to address any questions or concerns raised by our Board of Directors. In addition, our three standing Board of Directors committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee coordinates the Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures, related party transactions, code of conduct, and litigation and compliance matters. Management regularly reports to the Audit Committee on these areas. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, and succession planning for our directors and executive officers. At each regular meeting, or more frequently as needed, the Board of Directors receives and considers committee reports, which may provide additional detail on risk management issues and management’s response.
Corporate Governance Guidelines
Our Board of Directors is governed by our Corporate Governance Guidelines which are reviewed annually and amended from time to time to incorporate certain current best practices or as otherwise may be advisable. Our Corporate Governance Guidelines may be found on our website at www.missionproduce.com and are available in print upon written request to the Company’s Secretary at our principal executive offices at 2710 Camino Del Sol, Oxnard, California 93030.
Codes of Ethics and Conduct
We have adopted a written code of ethics and conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted the Code of Ethics and Conduct on our website, www.missionproduce.com. In addition, we will post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the codes.

Board Meetings and Attendance
The Board of Directors held six meetings in fiscal year 2021, and all directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which they served. It is the Company’s policy that all current directors attend our annual meetings of stockholders barring unforeseen circumstances or irresolvable conflicts. Each of our directors serving at the time of our 2021 Annual Meeting was present at our 2021 Annual Meeting.
Communications with the Board
Our annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of our Chairman of the Board and President and Chief Executive Officer, who is also a member of the Board of Directors. In addition, stockholders may communicate in writing with any particular director, any committee of the Board of Directors, or the directors as a group, by sending such written communication to our Secretary at our principal executive offices at 2710 Camino Del Sol, Oxnard, California 93030. Copies of written communications received at such address will be provided to the Board of Directors or the relevant director or committee unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board of Directors, relevant director, or committee include, without limitation, customer complaints, solicitations, communications that do not relate to our business, or communications that relate to improper or irrelevant topics.
Board Committees and Charters
The Board of Directors has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee maintains a charter that is approved by the Board of Directors and evaluated annually. The charter for each of our standing committees is available on our website at www.missionproduce.com.
Audit Committee
Our Audit Committee oversees the accounting and financial reporting process of the Company and the audits of the Company’s financial statements. Among other matters, the Audit Committee:
•	is responsible for the appointment, compensation, retention, evaluation, and oversight of our independent auditor;
•
oversees the financial reporting process, including the review of critical accounting policies and estimates, issues and analyses of financial reporting issues, audit problems and difficulties, and the adequacy and effectiveness of accounting and financial controls;

•
reviews our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	provides the Audit Committee Report with respect to audited financial statements for inclusion in the Company’s proxy statement;
•	reviews the Company’s earnings press releases and earnings guidance, if applicable;
•	reviews and oversees legal and compliance matters; and
•	reviews the internal audit function and policies with respect to risk assessment and management.
The current members of our Audit Committee are Ms. Lind (Chair), Mr. Beebe, and Mr. Pack. All members of our Audit Committee meet the heightened standards of independence required for service on the Audit Committee and satisfy the financial literacy and sophistication requirements under applicable Nasdaq rules and regulations. Ms. Lind is an Audit Committee financial expert as defined under applicable SEC rules. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
The Audit Committee met six times during fiscal year 2021.

Compensation Committee
Our Compensation Committee oversees matters pertaining to the compensation of the Company’s executive officers and directors. Among other matters, the Compensation Committee:
•
reviews and recommends corporate goals and objectives relevant to compensation of our Chief Executive Officer, evaluates the performance of the Chief Executive Officer against these goals and objectives, and sets the compensation of our Chief Executive Officer;

•	reviews and sets the compensation of the executive officers other than the Chief Executive Officer;
•	makes recommendations to the Board of Directors regarding director compensation;
•	reviews and approves the Company’s incentive compensation and equity-based plans and arrangements;
•	reviews compliance with stock ownership guidelines for directors and officers;
•	reviews and approves the Compensation Discussion and Analysis for the Company’s proxy statement and prepares the annual Compensation Committee Report for inclusion in the proxy statement; and
•	oversees the Company’s DE&I efforts and initiatives, including pay equity.
The Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent third party compensation consultant in 2021 to advise on a variety of subjects, including peer group composition and benchmarking, executive compensation philosophy and strategy, incentive plan and equity plan design, overall compensation plan design and trends, pay-for-performance analytics, and other compensation topics. During fiscal year 2021, Pearl Meyer did not provide any services other than compensation-related matters for our executives and the Board of Directors. Pearl Meyer reported directly to the Compensation Committee and attended meetings of the Compensation Committee (including meeting in executive session with the Compensation Committee), as requested. Each year the Compensation Committee reviews the independence of Pearl Meyer, including considering the factors required by Nasdaq listing standards. During its fiscal 2021 review, the Compensation Committee determined that Pearl Meyer is independent and that no conflict of interest exists that would prevent it from providing independent and objective advice to the Compensation Committee.
The current members of our Compensation Committee are Ms. Segre (Chair), Mr. Beebe, and Mr. Pack. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
The Compensation Committee met five times during fiscal year 2021.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors, recommending director nominees for election at the annual meeting of stockholders, overseeing the corporate governance of the Company and the Board of Directors, overseeing executive succession planning, and overseeing environmental, social, and governance matters. Among other matters, the Nominating and Corporate Governance Committee:
•	identifies individuals qualified to serve as members of the Board of Directors and recommends nominees to the Board of Directors for election at the annual meeting of stockholders;
•	reviews Board committee structure and composition;
•	develops and reviews the Corporate Governance Guidelines;
•	oversees the annual self-evaluations of the Board of Directors and its committees and management;
•	reviews periodically the succession plans relating to executive officers and other senior management;
•	reviews and oversees the Company’s ESG initiatives and external reporting; and
•	makes recommendations to the Board of Directors regarding other governance matters.

The Nominating and Corporate Governance Committee considers a wide range of factors when assessing potential director nominees. This assessment includes a review of the potential nominee’s experience and expertise, diversity, independence, understanding of the Company’s business or industry, and such other factors as the Nominating and Corporate Governance Committee concludes are pertinent in light of the current and anticipated future needs of the Board of Directors. Specifically, the Nominating and Corporate Governance Committee, in recommending director candidates, and the Board of Directors, in nominating director candidates, evaluates candidates in accordance with the following qualification standards and selection criteria:
•	high level of personal and professional integrity, strong ethics and values, and the ability to exercise effective business judgment;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience as a board member of another publicly held company;
•	professional and/or academic experience relevant to the Company’s industry;
•	strength of the candidate’s leadership skills;
•
experience in finance and accounting, executive compensation, or other areas of subject matter expertise pertinent to the business and necessary or judicious to round out the expertise of the Board of Directors;

•	sufficient time available for preparation, participation, and attendance at Board of Directors and committee meetings; and
•	any other factor that they deem to be relevant.
The Nominating and Corporate Governance Committee and the Board of Directors also considers the diversity of director candidates, which is defined broadly to include experience, background and other factors including gender, age, race, and other characteristics. In addition, the Nominating and Corporate Governance Committee considers whether there are potential conflicts with the candidate’s other personal and professional pursuits.
From time to time, the Board of Directors or the Nominating and Corporate Governance Committee may find it helpful to utilize a third-party search firm to assist in identifying a qualified director candidate pool for consideration. In 2021, the Nominating and Corporate Governance Committee utilized an independent third-party search firm to assist with such matters.
The Nominating and Governance Committee will consider stockholder recommendations of candidates on the same basis, and under the same criteria, as it considers all other candidates. Stockholders wishing to nominate a candidate for director at an annual meeting must (a) provide Timely Notice (as defined in Section 2.4(b) of the Company’s Bylaws) to the Corporate Secretary at 2710 Camino Del Sol, Oxnard, CA 93030, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required in the Company’s Bylaws and under SEC rules concerning nominees, and (c) provide any updates or supplements to such notice at the times and in the forms required by, and otherwise comply with, our Bylaws.
The current members of our Nominating and Corporate Governance Committee are Mr. Beebe (Chair), Ms. Lind, and Mr. Taylor. Each member of the Nominating and Corporate Governance Committee is an independent director under applicable Nasdaq regulations. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
The Nominating and Corporate Governance Committee met twice during fiscal year 2021.
Board and Committee Evaluations
The Board of Directors recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and board effectiveness. Under the leadership of the Chairman of the Board of Directors, the Nominating and Corporate Governance Committee oversees the annual evaluation process. The Nominating and Corporate Governance Committee periodically reviews the format and components of the evaluation process to ensure that actionable feedback is solicited on the operation and effectiveness of the Board of Directors, its committees, and director performance.

Board Orientation and Education
The Board of Directors believes that director education is important to the ability of directors to fulfill their roles and supports directors in their continuous learning. During Board of Directors and committee meetings, information sessions may also be provided on specific subjects relevant to our business or certain pertinent topics. New directors also participate in our director orientation program.
Director Compensation
Our non-employee director compensation program consists of the following components:
Director Compensation Program
Cash Retainers
Annual Cash Retainer	$60,000
Committee Retainers:
Annual Committee Chair Retainer (in lieu of committee member retainers)
•Audit	$15,000
•Compensation	$10,000
•Nominating and Corporate Governance	$10,000
Annual Committee Member Retainer
•Audit	$7,500
•Compensation	$5,000
•Nominating and Corporate Governance	$5,000
Equity Compensation
Initial Equity Award (RSUs)	$50,000
Annual Equity Award (RSUs)	$100,000
Annual cash retainers are paid in quarterly installments in arrears and pro-rated for any partial calendar quarter of service. Each non-employee director who is initially elected or appointed to serve on the Board of Directors is automatically granted a RSU award with a value of approximately $50,000 on the date on which such director is appointed or elected to serve on the Board of Directors. Awards vest in full on the date of the annual meeting of stockholders following the grant date, subject to such director’s continued service through the vesting date. Additionally, each non-employee director who is serving on the Board of Directors as of the date of each annual meeting of the stockholders receives, on such annual meeting date, an RSU award with a value of approximately $100,000. The award vests in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting following the grant date, subject to the directors’ continued service through the applicable vesting date. The initial equity grant and annual equity grant vest in full upon a change in control of the Company (as defined in the Company’s 2020 Incentive Award Plan).
Nonqualified Deferred Compensation Plan
Pursuant to the Company’s Deferred Compensation Plan applicable to non-employee directors, our non-employee directors can elect to defer up to 100% of their annual equity award grant. Annual equity awards that are deferred are credited to a deferred compensation account and vested balances are distributed: (1) at the time of separation either in a lump sum or up to 10 annual installments; (2) pursuant to an in-service election on specified dates of distribution either in a lump sum or up to five annual installments; (3) upon a separation from service due to a change in control either in a lump sum or up to 10 annual installments; and (4) upon death in a lump sum to the director’s beneficiaries.
The unfunded, nonqualified plan structure of the Deferred Compensation Plan is required in order to preserve the beneficial tax deferral treatment for the participants. Amounts in a participant’s deferral accounts are considered general liabilities of the Company and subject to creditor risk in the case of corporate insolvency or bankruptcy.
Five of our non-employee directors participated in the Deferred Compensation Plan during 2021.

Director Stock Ownership Guidelines
In September 2021, the Compensation Committee approved stock ownership guidelines for non-employee directors equal to five times their annual cash retainer, or, $300,000. Non-employee directors are expected to achieve the required guidelines within 5 years of the later of the adoption of the guidelines or the director’s appointment to the Board of Directors. After achievement, directors must continue to hold enough shares to maintain such levels while covered by the guidelines. The following forms of equity count towards the required stock ownership guidelines:
•	Shares of common stock directly owned by a director or their immediate family member;
•	Common stock owned indirectly if the individual has an economic interest in the shares;
•	Unvested RSUs which are subject to time-based vesting only;
•	50% of the in-the-money value of vested stock options; and
•	Deferred equity under the Nonqualified Deferred Compensation Plan.
The value of ownership is measured by reference to the average closing stock price of the Company’s common stock over the prior full year from the date of measurement. The Compensation Committee assesses compliance annually as of the fiscal year-end date. Failure to meet or show progress toward meeting the guidelines may result in (1) restrictions on sales of stock acquired upon vesting of equity awards until such guidelines are met; and/or (2) reductions in future long term equity incentive awards or other equity grants. The Compensation Committee has the sole discretion to determine the appropriate remedy for failure to comply with the guidelines, taking into consideration all pertinent facts and circumstances.
While compliance is not required until September 2026, all non-employee directors serving as of October 31, 2021, exceeded the required level of holdings.
2021 Director Compensation
The following table sets forth information for the fiscal year ended October 31, 2021 regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our Board of Directors during fiscal year 2021. Mr. Barnard, who serves as our President and Chief Executive Officer does not receive additional compensation for his service as a director. All compensation paid to Mr. Barnard is reported in the “Summary Compensation Table.” Ms. Mears-Watkins was appointed to the Board of Directors in December 2021.
Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	All Other Compensation ($)	Total ($)
Stephen A. Beebe	82,500	98,197	—	180,697
Stephen W. Bershad	60,000	98,197	—	158,197
Luis A. Gonzalez	60,000	98,197	91,666 (2)	249,863
Bonnie C. Lind	80,000	98,197	—	178,197
Jay A. Pack	72,500	98,197	—	170,697
Linda B. Segre	70,000	98,197	—	168,197
Bruce C. Taylor	65,000	98,197	—	163,197
(1)
Represents the grant date fair value of 5,028 RSUs granted to each of our non-employee directors on April 13, 2021 computed in accordance with Accounting Standards Codification Topic 718, based on a closing price of our stock on the date of grant of $19.89. Such closing stock price differs from the stock price used to calculate the number of shares awarded to each director (which is based on a trailing 30-day average stock price from the date of grant consistent with our equity grant practices). As of October 31, 2021, Messrs. Beebe, Bershad, Gonzalez, Pack, and Taylor, and Mses. Lind and Segre, each held 5,028 outstanding RSUs.

(2)
Amount represents consulting fees paid by the Company to Mr. Gonzalez for consulting services in fiscal year 2021. In 2018, we entered into a consulting services agreement with Mr. Gonzalez, pursuant to which he received $250,000 per year, payable monthly. Effective January 1, 2021, the fee under this agreement was modified to $100,000 per year. The Company and Mr. Gonzalez mutually agreed to terminate the consulting agreement effective June 2021.

EXECUTIVE COMPENSATION
Executive Officers
The Company’s executive officers as of the record date are:
Name	Position	Age	Biography
Stephen J. Barnard	President and Chief Executive Officer	69	See Item 1: Election of Directors – Continuing Directors
Bryan E. Giles	Chief Financial Officer	51
Bryan E. Giles has served as our Chief Financial Officer since 2018. Prior to his role as Chief Financial Officer, Mr. Giles was the Vice President of Finance, a role he held since 2012. Before joining Mission, Mr. Giles worked at Tecom Industries Inc., a division of Smiths Group (LSE: SMGZY), in multiple capacities including Vice President of Finance & Administration and Vice President of Finance – MSS Technology Group. Prior to this, Mr. Giles started his career at Deloitte & Touche LLP.

Mr. Giles is a Certified Public Accountant licensed in the state of California (inactive). Mr. Giles received a Bachelor of Science degree and a Master of Business Administration degree from California State University, Northridge.

Juan A. Wiesner	Director of South American Operations	68
Juan R. Wiesner has served as our Director of Operations, South America since 2018. Prior to this, Mr. Wiesner served as an executive of Grupo Arato from 2014 to 2018. Previously, Mr. Wiesner served as a manager of Camposol S.A., one of the largest agricultural companies in South America, from 1998 to 2007.

Mr. Wiesner received a civil engineering degree from Universidad Nacional de Colombia.

Joanne C. Wu	General Counsel and Secretary	40
Joanne C. Wu has served as our General Counsel and Secretary since March 2021. Prior to this, Ms. Wu was the Assistant General Counsel at Public Storage (NYSE: PSA), the world’s largest owner, operator, and developer of self-storage facilities, from 2019 to February 2021. Prior to Public Storage, Ms. Wu served as the Associate General Counsel and Assistant Secretary at Dine Brands Global, Inc. (NYSE: DIN), one of the world's largest full-service dining companies and franchisor of Applebee's Grill + Bar and IHOP, from 2014 to 2019. Ms. Wu also previously served as Counsel at Amgen Inc. (NASDAQ: AMGN), one of the world's largest independent biotechnology companies, from 2010 to 2014. Ms. Wu began her career as an associate in the Los Angeles office of Latham & Watkins LLP in 2007.

Ms. Wu received a Bachelor of Science degree in Business Administration from the Haas School of Business at the University of California, Berkeley, and a Juris Doctor degree from the University of Southern California.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs, and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers (“NEOs”), who for fiscal 2021 were:
•	Stephen J. Barnard, President and Chief Executive Officer
•	Bryan E. Giles, Chief Financial Officer
•	Juan R. Wiesner, Director of South American Operations
•	Joanne C. Wu, General Counsel and Secretary; and
•	Michael A. Browne, our former Chief Operating Officer who retired from the Company effective September 3, 2021.
2021 Performance Highlights
Our business faced significant headwinds in the second half of our fiscal 2021. Mexico’s challenging supply dynamic, port delays and logistics issues, and the variability in consumer shopping patterns due to the impact of the COVID-19 pandemic negatively impacted our profitability. Despite these challenges, our business remained resilient, and we delivered positive financial performance for fiscal 2021 across several metrics while continuing to execute on our long-term value-enhancing initiatives.
For fiscal 2021, we achieved $891.7 million in total revenue, an increase of 3.4% year over year. Our net income increased 55.9% year over year to $44.9 million, and we achieved 653 million pounds of avocado volume sold, a 5.5% increase year over year. In addition, the Company executed against several of its long-term strategic objectives to expand our marketing and distribution capabilities domestically and internationally and continue our investments in vertical integration. We opened our Laredo, Texas mega facility which is in position to handle heavy Mexican harvest volumes and increases the available capacity of our forward distribution centers by 40%. We also established an additional European sales office aimed to support new retail relationships and expand our customer service capabilities in the region. Importantly, we also drove record volume from our owned Peruvian production, with a 33% increase year over year in fiscal 2021 versus fiscal 2020, which helped minimize pricing volatility.
We continue to leverage our strengths and unique industry leading capabilities to further expand our business and deliver long-term value to our stockholders. Our vertical integration and multiple sources of supply year-round give us a significant competitive advantage within the industry. Further, the strategic investments we have made give us confidence in our future long-term success.
Compensation Philosophy and Objectives
In 2021, our Compensation Committee performed, with the assistance of its compensation consultant, Pearl Meyer, an extensive review of the Company’s compensation philosophy and objectives and implemented new programs that are consistent with such objectives and compensation best practices. The Compensation Committee is committed to creating a competitive compensation program that supports the Company’s mission and values and facilitates successful execution of our business goals. We believe our compensation program should support and reinforce our goals for growth, financial performance, and leadership development while aligning the interests of our executives and stockholders. The three key pillars of our compensation philosophy are:

Compensation Policies and Practices
Our Compensation Philosophy is intended to guide the decisions that the Compensation Committee makes each year regarding executive officer compensation. The Compensation Committee operationalizes its Compensation Philosophy in the following ways:
Key Compensation Philosophy Pillar	How Operationalized in Compensation Decisions
Enable Mission to attract and retain high caliber talent	• Target total compensation levels and incentive opportunities at market competitive levels. • Provide flexibility in structuring sign-on (hire) and promotional awards
Link pay and performance
• Annual cash incentive plan uses a prospective formulaic approach based on pre-established threshold/target/maximum adjusted operating income goals
• Performance share unit (“PSUs”) component of long-term equity incentive plan, with first grants in fiscal 2022, uses adjusted net income per share metric which is communicated in quarterly earnings to stockholders and serves as a key performance indicator and input for analyst stock price targets
• Adoption of a clawback policy enabling incentive compensation to be recouped

Create alignment with stockholders
• Commencing in fiscal 2022, our compensation program utilizes a mix of multi-year PSUs and time-vested RSUs, with 70% RSUs and 30% PSUs for fiscal 2022, moving towards a heavier weighting on PSUs and less on RSUs in future years (ultimately resulting in a 50/50 split between PSUs and RSUs)
• Total annual equity grants as a percentage of shares outstanding (burn rate) is reasonable relative to peers
• Adoption of stock ownership guidelines ensures long-term alignment with stockholders

The Compensation Committee evaluates the following components when making determinations regarding executive officer compensation:
Pay Magnitude
• Peer group data and comparisons are used with consideration given to the Company’s relative positioning on revenue, net income, market capitalization, and market capitalization divided by revenue
• Size-appropriate compensation survey data is also used to fill data gaps and provide an additional layer of market data comparisons
•  Careful attention is paid to ensuring internal equity and retention

Role of Market Data	• General philosophy to target market competitive ranges depending on the circumstances • Flexibility to reflect variations as appropriate based on unique individual factors
Mix of Pay
• Emphasis on variable at-risk compensation
• Significant portion of compensation should be based on long-term equity incentives
• Appropriate balance between annual and multi-year components based on performance

Risk Orientation
• Incentive plans should have appropriately challenging targets for threshold, target, and maximum payouts
•  200% upside opportunities in annual bonus plan and PSUs provide ample leverage while mitigating against windfall payouts

Use of Discretion	• Limited use of discretion ensures transparency and maintains integrity of plan designs
Stockholder Alignment	• Program design and pay outcomes should reflect a significant mix of equity, increasing alignment and balancing stockholder interests with internal motivation/retention needs
Highlights of 2021 Compensation Program for NEOs
The following summarizes the key elements of total direct compensation for our NEOs: base salary, annual cash incentive, and long-term equity incentives.
BASE SALARY	ANNUAL CASH INCENTIVE	LONG-TERM EQUITY INCENTIVE

Fixed cash compensation based on the market-competitive value of the skills and knowledge required for each role.

Reviewed annually and adjusted when appropriate to maintain market competitiveness.

Increases are not automatic nor guaranteed.

Annual cash incentives based on Company financial metrics chosen to drive our growth strategy (adjusted operating income) and pre-established goals that align with our budget.

Individual performance considered.

Long-term equity incentive program with forward-looking equity awards intended to motivate and reward executives for future growth and financial performance and align the interests of executives and stockholders.

Grants will commence in 2022 and will be awarded in a mix of time-vested RSUs and three-year performance-based PSUs that cliff vest if and when earned.

2021 salary increases for our NEOs excluding Ms. Wu ranged from approximately 3.5% to 14% but remained well below the market median of the Company’s peers.
2021 annual cash incentives were paid at 65% of target bonus opportunity based on achieving 79% of target performance of adjusted operating income goals. Mr. Wiesner did not participate in our annual cash incentive plan and received a bonus of 8.3% of his base salary.
We did not grant any long-term equity incentive awards in fiscal 2021. Previously we only awarded stock options.

Base Salary
After reviewing market data and benchmarking provided by Pearl Meyer, the Compensation Committee increased base salaries for fiscal 2021 to move closer to market competitive rates, with our Chief Executive Officer and Chief Operating Officer receiving a 7% increase, our Chief Financial Officer a 14% increase, and our Director of South American Operations receiving a 3.5% increase.
Mr. Wiesner also receives additional annual cash compensation based on a profit-sharing scheme required under Peruvian labor regulations. Such additional compensation is based on the application of a certain percentage applied to gross profits and distributed to Peruvian employees based on their respective compensation and days worked. The amount paid to Mr. Wiesner under such profit-sharing scheme for fiscal 2021 was $21,600.
Annual Cash Incentive
Annual cash incentive awards are designed to reward annual performance of objective goals tied to our budget and individual contributions that support business results and execution of the Company’s strategy. Awards for our NEOs, other than Mr. Wiesner, are determined based on our annual cash incentive plan, with payouts determined based on a formulaic approach of company achievement against a predetermined financial measure and may be adjusted based on each NEO’s individual performance.
Base Salary	X	Target Bonus Percentage	X	Company Performance Achievement	+/-	Individual Performance Adjustment, if any	=	Annual Incentive Payout
The 2021 annual cash incentive plan utilized adjusted operating income as the primary metric for determination of annual cash incentive payouts. Adjusted operating income has been used historically by the Company as a key performance indicator and is well understood by the Company’s stockholders, investment community, and employees. Operating income is also a prevalent metric in short-term incentive plans among the Company’s peers and the broader market.
Target bonus opportunity under the annual cash incentive plan ranges from 100% of base salary for our Chief Executive Officer to 75% of base salary for our other participating NEOs, with payouts that can range from 50% for threshold performance to 200% for maximum performance of our adjusted operating income goal.
For 2021, the Company achieved 79% of the target adjusted operating income goal, resulting in a payout percentage of 65% of target bonus opportunity. Mr. Wiesner did not participate in our 2021 annual cash incentive plan. Rather, the Compensation Committee set Mr. Wiesner’s fiscal 2021 bonus at a target of 25% of his base salary as of the last day of the fiscal year, subject to adjustment based on the Chief Executive Officer’s assessment of Mr. Wiesner’s performance. As a result of the Chief Executive Officer’s assessment, Mr. Wiesner’s bonus payout for fiscal 2021 was $35,417, or 8.3% of his base salary.
Long-Term Equity Incentive Program
The Company did not make equity grants in 2021, as stock option grants were made in connection with the Company’s initial public offering (“IPO”) in October 2020, and the Compensation Committee was in the process of developing a long-term equity incentive program that included multi-year PSUs and time-vested RSUs. Prior to fiscal 2021, we only awarded stock options.
In November 2021, the Compensation Committee approved a long-term incentive program commencing in 2022. The components of the 2022 long-term equity incentive program include a portion of time-vesting RSUs and a portion of multi-year performance-based PSUs with cliff vesting if and when earned. For the inaugural year, the Compensation Committee determined to assign 70% of the award value to RSUs and 30% to PSUs. The Compensation Committee intends to transition the mix to be more heavily based on PSUs over time, ultimately resulting in a 50/50 split between RSUs and PSUs by year three of the program. RSUs under the long-term equity incentive program vest ratably over three years. PSUs are based on achievement of pre-established cumulative adjusted net income goals at threshold, target, and maximum over a three-year performance period (November 1, 2021- October 31, 2024), with corresponding payout levels. – See 2022 Compensation Design below.
New Policies – Stock Ownership Guidelines and Clawback Policy
In 2021, we established robust stock ownership guidelines requiring our Chief Executive Officer to hold 5x, our Chief Financial Officer/Chief Operating Officer 3x, and our other NEOS 1x, their respective base salary within 5 years. Failure to meet or show progress toward meeting the guidelines may result in (1) restrictions on sales of stock acquired upon vesting of equity awards; and/or (2) reductions in future long term equity incentive awards or other equity grants, at the discretion of the Compensation Committee.

In 2021, we also adopted a clawback policy, which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws.
Continued Best Practices
We do not have any employment agreements with our executive officers. We also do not have any formalized severance or change in control compensation arrangements with our NEOs. Accordingly, we do not have any single or double trigger payments or equity award acceleration in connection with a change in control, and we do not provide any formalized severance payments or benefits in connection with any terminations.
Compensation Risk Management and Best Practices
The Compensation Committee’s independent compensation consultant, Pearl Meyer, conducted a risk assessment in 2021 regarding the Company’s compensation policies and practices as they apply to all employees, including the NEOs. Pearl Meyer reviewed the design features and performance metrics of the Company’s cash and stock-based incentive programs along with the approval mechanisms associated with each and based, in part, on this risk assessment we believe that the Company’s policies and practices are unlikely to create risks that are reasonably likely to have a material adverse effect on the Company.
In addition, the following actions, practices, and policies are intended to provide for continued alignment with our Compensation Philosophy and/or reduce the likelihood of excessive compensation-related risk-taking:
What we do
✔	Base the vast majority of pay on business performance
✔	Align pay outcomes with performance
✔	Use a trailing 30-day average stock price to determine number of shares granted
✔	Engage in a rigorous target-setting process for incentive metrics
✔	Adhere to an acceptable burn rate in line with peers
✔	Provide limited perquisites with no gross-ups (except for relocation)
✔	Prohibit short sales and hedging of the Company’s stock
✔	Adhere to a clawback policy
✔	Abide by stock ownership guidelines for directors and executive officers
What we don’t do
X	No single trigger or double trigger change in control severance payments or equity award accelerations
X	No formalized executive severance benefits
X	No employment contracts
X	No repricing of underwater stock options

Peer Group and Benchmarking
Market data is part of the diverse toolkit the Compensation Committee uses to set fair and competitive compensation levels that help drive the creation of long-term value while mitigating undue risk-taking and attracting and retaining top talent. The Compensation Committee uses market compensation information to understand how other comparable public companies design executive compensation plans to align executive pay with long-term value creation and assist the Company in offering competitive compensation levels to attract and retain exceptional executives.
The Compensation Committee annually reviews the composition of our peer group to ensure that each company’s relevant attributes remain comparable to ours. The Compensation Committee believes it is appropriate to focus on companies with similar characteristics based on total revenues, market capitalization and industry (by primary GICS classification). These are representative companies that face many of the same strategic and operational considerations we do and against which we compete for executive talent. The Compensation Committee approved the following as our fiscal 2021 peer group:
2021 Peer Group
B&G Foods BellRing Brands Calavo Growers CalMaine Foods Farmer Bros Fresh Del Monte Produce Hostess Brands J&J Snack Foods	John B. Sanfilippo & Son Lancaster Colony Corporation Landec Corporation Seneca Foods SunOpta The Hain Celestial Group The Simply Good Foods Company Utz Brands
The following table illustrates market capitalization and revenue statistics for the peer group and the Company’s relative position across these metrics:
Peer Group Data	Revenues (millions)(1)	Market Capitalization (millions)(2)	Market Capitalization / Revenues (millions)
25th Percentile	$848	$971	$0.8
50th Percentile (median)	$1,019	$1,440	$1.2
Average	$1,308	$1,851	$1.5
75th Percentile	$1,379	$2,314	$1.9
Mission Percentile	$862 27th	$1,395 48th	$1.6 67th
(1)	Revenues as of most recent FYE as of 8/1/2021
(2)	Market capitalization as of 8/20/2021
Role of the Compensation Committee
In accordance with its charter, the Compensation Committee determines and approves the compensation of our Chief Executive Officer and other NEOs. Annually, the Compensation Committee conducts a comprehensive 360 degree review of the Chief Executive Officer’s performance within the context of the financial and operational goals of the Company and the Chief Executive Officer’s leadership effectiveness in driving the organization forward.
The Compensation Committee reviews the Company’s executive compensation plans throughout the fiscal year. Decisions concerning annual salary increases, the approval of annual cash incentives, the design and objectives of each year’s cash and equity incentive plans and the granting of long-term incentive awards are typically made in the first quarter of each fiscal year after a series of meetings among the Compensation Committee, its compensation consultant, the Chief Executive Officer and other members of the executive team as necessary. The Compensation Committee considers the feedback of the Chief Executive Officer regarding other NEOs’ performance and vice versa. The Compensation Committee performs this analysis on an annual basis as part of its oversight function with respect to executive compensation.
In addition, the Compensation Committee periodically reviews and makes recommendations to the Board of Directors regarding director compensation.

Role of the Compensation Consultant
The Compensation Committee has the sole authority to engage and terminate any compensation consultant to assist in the evaluation of director or executive compensation and has the sole authority to approve the fees and other terms of retention of such compensation consultants.
The Compensation Committee engaged Pearl Meyer in 2021 to advise on a variety of subjects, including peer group composition and benchmarking, executive compensation philosophy and strategy, incentive plan and equity plan design, overall compensation plan design and trends, pay-for-performance analytics, and other compensation topics. While Pearl Meyer provided data and analyses and made recommendations for the compensation program, the Compensation Committee made all decisions regarding the compensation of the NEOs.
2021 Compensation Decisions
Base Salary
Base salary is fixed cash compensation delivered in return for day-to-day job responsibilities and service in key leadership roles. Base salary provides competitive levels of fixed compensation determined by the market value of the position, and the qualifications, experience, and performance expectations of each NEO for his/her position. Market-competitive base salaries help attract and retain executive talent. The Compensation Committee annually reviews the base salary of our NEOs and makes adjustments when appropriate based on an assessment of the role, performance, and market competitiveness. The Compensation Committee may also make periodic adjustments in connection with promotions or changes in responsibility.
The table below sets forth the base salaries of our NEOs, including adjustments that were made to better align with the competitive market. In connection with Ms. Wu’s hiring, the Compensation Committee used data provided from Pearl Meyer, including peer group data, in setting her base salary.
NEO	Base Salary
	Fiscal 2020 ($)	Fiscal 2021 ($)
Stephen J. Barnard	700,000	750,000(1)
Bryan E. Giles	350,000	400,000(1)
Juan A. Wiesner	410,000	424,360(2)
Joanne C. Wu	N/A	350,000(3)
Michael A. Browne	350,000	375,000(4)
(1)	Base salary increases were effective December 27, 2020.
(2)	Base salary increase was effective January 1, 2021.
(3)	Reflects annual base salary. Ms. Wu joined the Company on March 8, 2021.
(4)	Reflects annual base salary. Mr. Browne retired from the Company effective September 3, 2021.
Mr. Wiesner also receives additional annual cash compensation based on a profit-sharing scheme required under Peruvian labor regulations. Such additional compensation is based on the application of a certain percentage applied to the gross profits and distributed to Peruvian employees based on their respective compensation and days worked. The amount paid to Mr. Wiesner under such profit-sharing scheme for 2021 was $21,600 and is not included in the base salary table above.
Annual Cash Incentive
In November 2020, the Compensation Committee approved the 2021 annual cash incentive plan, including threshold, target, and maximum performance ranges, operating income goals, and bonus pool payout percentages.
There were no changes to the target bonus opportunities in fiscal 2021. Each NEO’s target bonus percentage for 2021 was set as follows: Mr. Barnard – 100% of base salary, Mr. Giles – 75% of base salary, Ms. Wu – 75% of base salary, and Mr. Browne – 75% of base salary. In each case, the percentage of base salary was based on such NEO’s base salary as of the last day of the fiscal year. Mr. Wiesner did not participate in the 2021 annual cash incentive plan. Rather, the Compensation Committee approved a target bonus percentage of 25% of Mr. Wiesner’s base salary as of the last day of the fiscal year, subject to adjustment based on the Chief Executive Officer’s assessment of Mr. Wiesner’s performance for fiscal 2021.
Threshold performance under the annual cash incentive plan was set at 70% of target such that any achievement on adjusted operating income goals below that amount would result in a zero payout. Conversely, maximum payouts were capped at 200%

corresponding to achievement at 130% or more of the target adjusted operating income goal. The following sets forth the goals, operation of the annual cash incentive plan, and the actual performance achievement and payout percentage for fiscal 2021. Linear interpolation is utilized between the levels of achievement.
	Threshold	Target	Maximum	Actual
Performance Range (% of targeted FY 2021 Adjusted Operating Income)	70%	100%	130%	79%
Original FY 2021 Adjusted Operating Income Goals	$56,331,000	$80,473,000	$104,615,000	N/A
Final FY 2021 Adjusted Operating Income (see below)	$53,919,275	$77,027,537	$100,135,790	$60,864,081
Bonus Pool Payout (% of target)	50%	100%	200%	65%
Individual payouts are then subject to adjustment based on the Compensation Committee’s review of the Chief Executive Officer’s assessment of each NEO’s contributions and performance. No payouts were modified at the discretion of the Compensation Committee for 2021.
The operating income goal for 2021 was set by the Compensation Committee at the commencement of the performance period and aligned with internal budgeted operating income. The Compensation Committee believed that the operating income target was set at an appropriately rigorous level to account for anticipated growth despite the uncertainties posed by the pandemic and the fluctuations and uncertainty of the Mexican harvest. Actual performance results reflect the fact that our International Farming segment performed at levels approximating our target and our Marketing and Distribution segment performed at levels below target, largely due to supply chain and logistics difficulties, cost pressures and inflation, and Mexican and California harvest issues.
In calculating adjusted operating income, the Compensation Committee made certain adjustments, consistent with plan parameters, as shown in the table below, to eliminate the impact of certain non-recurring items such as costs associated with the Company’s loss of its emerging growth status and resulting regulatory compliance obligations, stock compensation expense, and other one-time adjustments in our Marketing and Distribution and International Farming segments:
Total Consolidated Operating Income at Target	$80,473,000
Adjustments	($3,445,463)
Total Adjusted Consolidated Operating Income at Target	$77,027,537
For 2021, the Company achieved 79% of the target adjusted operating income goal, resulting in a payout percentage of 65%. This represents a significant decline from 2020 annual cash incentive awards, which were made at 200% of target bonus opportunity based on Company performance against target budgeted operating income and the subjective discretion of the Compensation Committee based on individual performance.
The following table illustrates the actual payouts under the 2021 annual cash incentive plan versus target payouts.
NEO(1)	Target payout (100% achievement at 100% payout) ($)	Actual payout (79% achievement at 65% payout) ($)
Stephen J. Barnard	750,000	487,515
Bryan E. Giles	300,000	195,006
Joanne C. Wu	262,500	142,193(2)
(1)	Mr. Wiesner did not participate in the 2021 annual cash incentive plan. Mr. Browne retired effective September 3, 2021 and did not receive an annual cash incentive award for fiscal 2021.
(2)	Ms. Wu’s actual payout was pro-rated based on 10 months of service per her offer letter dated March 8, 2021.
Mr. Wiesner is based in Peru and oversees our South and Central American operations and international farming segment. His annual bonus is at the discretion of the Compensation Committee, and for fiscal 2021, was set at a target of 25% of his base salary as of the last day of the fiscal year, subject to adjustment based on the Chief Executive Officer’s assessment of Mr. Wiesner’s performance. In assessing Mr. Wiesner’s performance, the Chief Executive Officer considered the performance of the Company’s South and Central American operations and matters overseen by Mr. Wiesner. The results of the Chief Executive Officer’s assessment yielded a payout of 8.3% of base salary or $35,417.

Long-term Equity Incentive
The Company grants long-term incentive equity compensation to reward performance over the longer term and to align the interests of key employees with stockholders. Historically, we have only granted stock options.
No equity awards were granted to NEOs for fiscal 2021 except for Ms. Wu who, pursuant to her offer letter, received a one time, sign-on equity award of RSUs with a value of approximately $160,000, which ratably vests over four years, upon her hire on March 8, 2021. Pursuant to the Company’s customary practice approved by the Compensation Committee, the number of shares granted to Ms. Wu was based on a trailing 30-day average stock price from the date of grant. This sign-on equity award was granted to encourage Ms. Wu to join the executive team and is subject to longer-term vesting (four versus three years) than our annual equity awards in order to encourage retention. Due to the Company’s initial public offering in October 2020 and the stock options granted in connection therewith, the Compensation Committee determined not to grant any additional equity awards for fiscal 2021. Further, our Chief Executive Officer did not receive an equity award grant in fiscal 2020.
In 2021, the Compensation Committee focused on developing a long-term equity incentive program tailored to reflect an appropriate balance of pay for performance, alignment with stockholders, and retention. Initial awards under the long-term equity incentive program were made for fiscal 2022 and approved in December 2021. The Compensation Committee has structured the newly developed long-term equity incentive program with a mix of equity award vehicles designed to incorporate a time-vesting component and a multi-year performance-based component in order to facilitate retention and encourage long-term performance-based value creation that is in the best interests of our stockholders. See 2022 Compensation Design below.
2022 Compensation Design
In the first quarter of fiscal 2022, our Compensation Committee approved increases to base salaries to better align our NEOs’ with the market median of our peer group. In doing so, the Compensation Committee considered data provided by Pearl Meyer indicating that our NEOs’ base salaries were well below market median, and in some instances, near or below the 25% of the peer group. In addition, the Compensation Committee approved the 2022 annual cash incentive plan substantially similar in design to the 2021 annual cash incentive plan, with 2022 adjusted operating income goals at target, threshold, and maximum and corresponding payout levels.
Further, the Compensation Committee, after extensive review and discussions, approved a new long-term equity incentive program for 2022. The components of the long-term equity incentive program include a portion of RSUs and a portion of multi-year PSUs. For the inaugural year, the Compensation Committee determined to assign 70% of the award value to RSUs and 30% to PSUs. The Compensation Committee intends to transition the mix to be more heavily based on PSUs over time. RSUs under the long-term equity incentive plan vest ratably over three years. PSUs are earned based on achievement of pre-established cumulative adjusted net income per share goals at threshold, target, and maximum over a three-year performance period (November 1, 2021 – October 31, 2024), with corresponding payout levels set forth below. Adjusted net income is a key performance indicator and is reported in our quarterly earnings releases. Payouts will be interpolated for performance between levels.
Performance Share Unit Payouts (November 1, 2021 – October 31, 2024 Performance Period)
	Threshold	Target	Maximum
Performance Range (% of Cumulative Adjusted Net Income per Share)	70%	100%	130%
PSUs earned (% of target number granted)	50%	100%	200%

The essential elements of our 2022 compensation program are as follows:
Compensation Type		Pay Element	2022 Compensation Program Design
Fixed Pay	Cash Compensation	Base Salary	Base salaries were set as follows for our NEOs: Mr. Barnard - $775,000, Mr. Giles - $450,000, Mr. Wiesner - $435,000, and Ms. Wu - $390,000
At-Risk Pay		Annual Cash Incentive
Based on performance against Adjusted Operating Income goals at threshold, target, and maximum. Actual payouts subject to adjustment based on individual performance. Design elements consistent with 2021 annual cash incentive plan.

2022 bonus targets (as a percentage of base salary) were unchanged as follows: Mr. Barnard – 100%, Mr. Giles – 75%, Ms. Wu – 75%.

Mr. Wiesner does not participate in the annual cash incentive plan; 2022 cash bonus will be based on individual performance in line with historical approach.

	Equity Compensation	Time-Vested RSUs
70% of total long term equity award in the form of RSUs which vest ratably over three years, based on continued service with the Company.

RSU award values were granted as follows: Mr. Barnard – $1,400,000, Mr. Giles – $350,000, Mr. Wiesner – $350,000, and Ms. Wu – $245,000

Multi-Year Performance-Based Stock Units
30% of total long term equity award in the form of PSUs based on achievement of pre-established three-year cumulative adjusted net income per share over three-year performance period (November 1, 2021- October 31, 2024) at threshold, target, and maximum .

Cliff vesting subject to performance achievement at end of performance period.

PSU award values were set as follows: Mr. Barnard – $600,000, Mr. Giles – $ 150,000, Mr. Wiesner – $150,000, and Ms. Wu – $105,000

2022 Compensation Program Target Pay Mix
As noted above, the Company did not have a long-term equity incentive plan or equity component of compensation for fiscal 2021. Beginning with fiscal 2022, the Compensation Committee has approved a compensation pay mix that includes long-term equity incentive compensation as a substantial component. The Compensation Committee believes that a greater emphasis on long-term equity incentive compensation supports the Company’s long-term growth orientation and stockholder alignment, and focuses on leadership development over the long- rather than short-term. The following pay mixes for each of our NEOs are based on 2022 compensation decisions payable at target performance achievement and demonstrates the Compensation Committee’s commitment to ensuring an overwhelming majority of NEO compensation is based on performance and aligned with stockholders.

Pay mix charts are based on payouts at target for the annual cash incentive plan and PSUs earned at target.
Perquisites
We believe that providing certain limited perquisites to our NEOs is necessary and appropriate to provide a competitive, well-rounded compensation package. We pay for health insurance premiums for certain of our senior executives, including our NEOs. We also provide Mr. Giles and Ms. Wu, and did provide Mr. Browne, with a monthly car allowance. The Company provides Mr. Barnard with the use of a company-owned car. We provide relocation assistance and tax gross ups on such relocation assistance. Except for relocation benefits, we do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by the Company.
Executive Stock Ownership Guidelines
In September 2021, the Compensation Committee approved stock ownership guidelines for certain executive officers, including our NEOs.
Position/Title	Stock Ownership Guideline ($ value)
CEO / President	5x annual base salary
CFO / COO	3x annual base salary
Other Section 16 Officers / SVPs	1x annual base salary
Executives are expected to achieve the required guidelines within 5 years of the later of the adoption of the guidelines or their appointment to the relevant position. After achievement, executives must continue to hold enough shares to maintain such levels while covered by the guidelines. The following forms of equity count towards the required stock ownership guidelines:
•	Shares of common stock directly owned by an executive or their immediate family member;
•	Common stock owned indirectly if the individual has an economic interest in the shares;
•	Unvested RSUs which are subject to time-based vesting only; and
•	50% of the in-the-money value of vested stock options.
The value of ownership is measured by reference to the average closing stock price of the Company’s common stock over the prior full year from the date of measurement. The Compensation Committee assesses compliance annually as of the fiscal year-end date. Failure to meet or show progress toward meeting the guidelines may result in (1) restrictions on sales of stock acquired upon vesting of equity awards until such guidelines are met; and/or (2) reductions in future long term equity incentive awards or other equity grants. The Compensation Committee has the sole discretion to determine the appropriate remedy for failure to comply with the guidelines, taking into consideration all pertinent facts and circumstances.
All NEOs serving as of October 31, 2021 exceeded the required level of holdings except for Ms. Wu who joined the Company on March 8, 2021. Ms. Wu is not required to be in compliance until September 2026.

Clawback Policy
The Compensation Committee believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. To that end, in November 2021, the Compensation Committee approved a clawback policy applicable to current and former Section 16 officers of the Company.
The clawback policy provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. Specifically, following any restatement or correction of the Company’s financial results due to material non-compliance with any financial reporting requirement under the federal securities laws (or if the Board of Directors reasonably determines that financial results have been materially misstated), the Company may recoup any incentive compensation paid or granted in excess of what would have been paid or granted after giving effect to the restatement or correction during the three years preceding such misstatement or correction. Incentive compensation subject to recoupment includes all cash or equity-based incentive compensation, including but not limited to, (i) annual cash bonuses, and (ii) long-term equity-based incentive awards, such as restricted stock awards, RSU awards, performance shares units, and option awards.
Hedging Restrictions
Under our Insider Trading Policy, we prohibit our employees, including our executive officers, and Board members, from hedging the risk associated with ownership of shares of our common stock and other securities.
Stockholder Outreach
We believe in maintaining an ongoing dialogue with our stockholders and seek their feedback on a wide range of issues. While we have not yet submitted an advisory vote on executive compensation to our stockholders for a vote, we believe our compensation philosophy and practices align executive pay with performance and create long-term stockholder value.

Executive Compensation Tables
Summary Compensation Table
The following table provides information concerning the compensation of our NEOs for each of the last three completed fiscal years. Our fiscal year end is October 31.
Name and Principal Position	Year	Salary ($)(3)	Bonus ($)(4)	Stock awards ($)(5)	Option awards ($)	Non-equity incentive plan compensation ($)(6)	All other compensation ($)(7)	Total ($)(8)
Stephen J. Barnard, President & CEO	2021	740,407	—	—	—	487,515	38,169	1,266,091
	2020	700,024	700,024	—	—	700,024	36,385	2,136,457
	2019	569,051	875,030	—	11,275,676	700,024	35,677	13,455,458

Bryan E. Giles, Chief Financial Officer	2021	390,395	—	—	—	195,006	63,159	648,560
	2020	333,187	262,509	—	450,000	262,509	60,436	1,368,641
	2019	260,117	246,114	—	—	196,892	59,284	762,407

Juan A. Wiesner, Director of South American Operations	2021	443,900 (9)	35,417	—	—	—	13,171	492,488
	2020	429,324 (9)	50,000			—	14,617	493,941
	2019	424,772 (9)	137,333			—	15,539	577,644

Joanne C. Wu, General Counsel & Secretary (1)	2021	215,392	—	164,356	—	142,193	49,941	571,882

Michael A. Browne, Former Chief Operating Officer (2)	2021	374,103	—	—	—	—	62,791	436,894
	2020	249,047	49,220	—	450,000	196,882	40,877	986,026
(1)	Ms. Wu joined the Company effective March 8, 2021.
(2)
Mr. Browne was appointed as Chief Operating Officer in February 2020 and retired from the Company effective September 3, 2021. All of Mr. Browne’s unvested equity awards were forfeited upon his retirement.

(3)
Base salary reflects actual amounts paid and are not annualized for service for less than the fiscal year. The 2021 base salary amount for Mr. Browne includes a lump sum paid upon his departure for paid time off accrued but unused (which is our practice for all employees).

(4)
Amounts represent the discretionary portion of annual cash bonuses determined based on a subjective performance review of the individual’s and the Company’s overall performance for the applicable fiscal year.

(5)
Amount reflects the grant date fair value of Ms. Wu’s one-time sign on equity award of 7,648 RSUs granted on March 8, 2021 computed in accordance with Accounting Standards Codification Topic 718, based on a closing stock price of our stock on the date of grant of $21.49. Such closing stock price differs from the stock price used to calculate the number of shares awarded to Ms. Wu (which is based on a trailing 30-day average stock price from the date of grant consistent with our equity grant practices). As such, the value reported in the Summary Compensation Table differs from the $160,000 value awarded to Ms. Wu pursuant to her offer letter.

(6)
Amounts reflect annual cash incentive awards earned based on the achievement of pre-determined performance criteria set early in the fiscal year. Amounts for Ms. Wu are pro-rated based on 10 months of service during the fiscal year as outlined in Ms. Wu’s offer letter.

(7)
All Other Compensation includes the following 401(k) matching contributions made by the Company for each NEO participating in our 401(k) plan: (i) Mr. Barnard - $11,600; (ii) Mr. Giles - $11,800; (iii) Ms. Wu - $3,298; and (iv) Mr. Browne - $14,728. In addition, All Other Compensation for each NEO includes the following:

•	For Mr. Barnard, health insurance premiums paid by the Company on behalf of Mr. Barnard and the incremental cost to the Company for his personal use of a Company-owned car.
•	For Mr. Giles, health insurance premiums paid by the Company on behalf of Mr. Giles totaling $27,307 and a monthly car allowance.
•	For Mr. Browne, health insurance premiums paid by the Company on behalf of Mr. Browne and a monthly car allowance.

•	For Ms. Wu, health insurance premiums paid by the Company on behalf of Ms. Wu, a monthly car allowance, relocation benefits, and a tax gross up of $5,987 on the relocation benefits.
•	For Mr. Wiesner, insurance premiums paid by the Company on behalf of Mr. Wiesner.
(8)
Amounts for 2019 and 2020 have been adjusted to remove previously reported above-market earnings under our Deferred Compensation Plan that were reported in error as our Deferred Compensation Plan does not pay above-market or preferential earnings.

(9)
Amounts for Mr. Wiesner include amounts paid pursuant to a profit-sharing scheme required under Peruvian labor regulations. Such additional compensation is based on the application of a certain percentage applied to the gross profits and distributed to employees based on compensation and days worked. The amount for Mr. Wiesner under such profit-sharing scheme for 2021 was $21,600, for 2020 was $19,324, and for 2019 was $24,772.

Grants of Plan-Based Awards Table
The following table sets forth information concerning each grant of an award made to an NEO in fiscal 2021 under any compensatory plan.
Name	Grant Date	Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Stephen J. Barnard		375,000	750,000	1,500,000	—	—
Bryan E. Giles		150,000	300,000	600,000	—	—
Juan A. Wiesner		—	—	—	—	—
Joanne C. Wu		109,375	218,750	437,500
	3/8/21				7,648(2)	164,356(3)
Michael A. Browne		140,625	281,250	562,500
(1)
Represents estimated payouts under our annual cash incentive plan for 2021 based on achievement of a pre-established financial performance metric (adjusted operating income). In December 2021, the Compensation Committee approved annual cash incentive payouts to Mr. Barnard, Mr. Giles, and Ms. Wu at 65% of target bonus opportunity based on the Company’s achievement at 79% of target under the 2021 annual cash incentive plan. Actual payout amounts are included in the Summary Compensation Table. Mr. Wiesner did not participate in the 2021 annual cash incentive plan and instead was awarded a discretionary bonus. Payouts for Ms. Wu under our 2021 annual cash incentive plan are pro-rated based on 10/12 months of service pursuant to her offer letter.

(2)	Represents Ms. Wu’s one-time special sign on equity award. These RSUs vest ratably over four years subject to Ms. Wu’s continued service with the Company.
(3)	Value calculated using the closing price of our common stock of $21.49 on the grant date.
Outstanding Equity Awards Table
The following table sets forth certain information concerning outstanding equity awards held by the NEOs at October 31, 2021.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)(1)
Stephen J. Barnard	1,189,770	510,000(2)	13.74	7/09/2029	—	—
Bryan E. Giles	13,085	—	1.81	3/27/2023	—	—
	28,280	93,543(3)	12.00	9/30/2030	—	—
Juan A. Wiesner	—	20,787(3)	12.00	9/30/2030	—	—
Joanne C. Wu	—	—	—	—	7,648(4)	$145,236
(1)	Value calculated using the closing price of our stock on October 29, 2021 (as October 31, 2021 was a Sunday) of $18.99.
(2)	These remaining unvested options vest in equal installments ratably on each of July 9, 2022, 2023, and 2024 subject to Mr. Barnard’s continued employment through the vesting date.

(3)
The remaining unvested options vest as to one-third of the shares shown on each of September 30, 2022, 2023 and 2024, subject to Mr. Giles’ and Mr. Wiesner’s continued employment through the vesting date.

(4)	These RSUs vest ratably over four years from the March 8, 2021 date of grant subject to Ms. Wu’s continued employment through the vesting date.
Option Exercises and Stock Vested Table
The following table provides information about options exercised by the NEOs during the year ended October 31, 2021. No RSUs vested in fiscal 2021.
	Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)
Stephen J. Barnard	230	1,992
Bryan E. Giles	6,815	88,907
Juan A. Wiesner	6,929	44,380
(1)	Represents the aggregate of the closing market price at exercise, less the exercise price, for each share exercised.
Nonqualified Deferred Compensation Plan
We currently maintain the Mission Produce Deferred Compensation Plan, as may be amended from time to time, for certain of our employees, including our NEOs. This plan provides eligible employees an opportunity to save for retirement and other purposes. Employees may defer up to 90% of their pre-tax base salary and between 10% and 100% of their annual bonus under the plan, which contribution amounts may be matched by the Company at our discretion. Matching contributions, if any, are immediately vested. Employees have an opportunity to earn returns (positive or negative) based on notional investment alternatives offered under the plan but may only earn such returns with respect to any portion of the deferral account based on a single investment option at a time (i.e., no “greater of” returns apply to any amounts deferred under the Deferred Compensation Plan, and any changes to notional investments may only be made prospectively). Employees may elect that account balances be distributed upon any or all of the following payment events: a date specified by the participant with a minimum deferral period of two years, upon a separation from service, retirement or death.
In fiscal 2021, Mr. Barnard and Mr. Giles were the only NEOs to participate in our Deferred Compensation Plan, and the Company did not provide Mr. Barnard or Mr. Giles with any matching contributions.
Name	Executive contributions in fiscal 2021(1)($)	Registrant contributions in fiscal 2021	Aggregate earnings in fiscal 2021(2)($)	Aggregate withdrawals/distributions in fiscal 2021	Aggregate balance as of October 31, 2021(3)($)
Stephen J. Barnard	208,661	—	174,512	—	829,975
Bryan E. Giles	94,233	—	21,574	—	177,460
Juan A. Wiesner	—	—	—	—	—
Joanne C. Wu	—	—	—	—	—
Michael A. Browne	—	—	—	—	—
(1)	These amounts represent compensation earned by the NEOs in fiscal 2021 and are also reported in the appropriate columns in the “Summary Compensation Table” above.
(2)
Represents net amounts credited to the NEO’s accounts as a result of performance of the investment vehicle in which their accounts were deemed invested. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”

(3)
Aggregate balance as of October 31, 2021 includes all contributions from earned compensation, plus investment income, through fiscal 2021. These balances include the following aggregate amounts that are reported as compensation in this proxy statement in the “Summary Compensation Table” for fiscal years 2021, 2020, and 2019: $477,078 for Mr. Barnard and $152,793 for Mr. Giles.

Earnings on amounts contributed to our Deferred Compensation Plan are based on participant selections among the investment options determined by the plan’s administrative committee. Participants do not have an ownership interest in the investment options they select. No fixed interest or “above market” interest rates are offered under the plan. The investment options under the deferred compensation plan and their annual rates of return for fiscal year 2021 are in the table below:
Fund Name	Fiscal 2021 Cumulative Annual Returns (%)	Fund Name	Fiscal 2021 Cumulative Annual Returns (%)
FID 500 INDEX	24.03	FID GLB EX US IDX	8.37
FID BLUE CHIP GR	23.57	FID REAL ESTATE INVS	30.84
FID CONTRAFUND	22.87	FID FREEDOM 2005	4.07
FID EQUITY INC	21.56	FID FREEDOM 2010	5.65
J H GROWTH & INC T	23.40	FID FREEDOM 2015	7.28
FID EXTD MKT IDX	17.70	FID FREEDOM 2020	8.87
MFS MID CAP GRTH R3	14.60	FID FREEDOM 2025	9.98
PARNASSUS MID CAP	11.70	FID FREEDOM 2040	16.33
VRTS C MDCP VAL EQ I	23.77	FID FREEDOM 2045	16.28
FID STK SEL SM CAP	24.58	FID FREEDOM 2050	16.33
FID DIVERSIFD INTL	11.95	FID FREEDOM 2065	16.34
FID INTL DISCOVERY	11.72	FID INTERMED BOND	(1.21)
FID SEL HEALTHCARE	13.01	FID GOVT MMKT	0.01
FID FREEDOM 2030	11.37	FID FREEDOM INCOME	3.27
FID FREEDOM 2035	14.25	FID US BOND IDX	(1.70)
FID FREEDOM 2055	16.25	FID FREEDOM 2060	16.34
No Executive Employment Arrangements; Offer Letters
Each of our executive officers’ employment is “at will” and may be terminated at any time. None of our executive officers have employment agreements. The Company entered into employment offer letters with Mr. Browne and Ms. Wu. Under these offer letters, Mr. Browne and Ms. Wu each received an annual base salary of $350,012, were eligible to participate in our performance-based incentive programs, with a target annual cash incentive payout equal to 75% of his/her annual base salary, received an annual car allowance, and were eligible to participate in the Company’s customary health, welfare and fringe benefit plans. Ms. Wu’s offer letter also included a sign-on equity award of RSUs equal to approximately $160,000, with a grant date of March 8, 2021, shares awarded based on a trailing 30-day stock price average, and ratable vesting over four years.
Potential Payments Upon Termination or Change in Control
We do not maintain any formalized severance or change in control compensation arrangements. Accordingly, we do not have any single or double trigger payments or equity award acceleration in connection with a change in control and we do not provide any formalized severance payments or benefits in connection with any terminations. We do provide our employees an extended exercise period of one year in the event of death our disability under our stock option agreements.

Equity Plan Information
Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights($)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	2,228,829	13.25	9,296,260
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,228,829	13.25	9,296,260
Delinquent Section 16(a) Reports
In fiscal 2021, all reports required by Section 16(a) of the Exchange Act were filed on a timely basis except for one report for Mr. Pack representing a gift transaction and two reports for Ms. Wu representing her initial Form 3 and the Form 4 for her initial sign on equity grant.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on its review and discussion, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and the Company’s Annual Report on Form 10-K.
Respectfully submitted by THE COMPENSATION COMMITTEE,
Linda B. Segre, Chair
Stephen A. Beebe
Jay A. Pack

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of February 18, 2022 by each of our directors and nominees, each of our NEOs, all of our directors and executive officers as a group, and all of our 5% beneficial owners. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table includes the number of shares underlying options that are currently exercisable or are exercisable within, and the number of shares of RSUs that are vested or that vest within, 60 days from February 18, 2022. The table does not include RSUs held by certain directors that are vested but as to which the receipt of the shares of common stock are deferred of to the earliest to occur of: (i) separation from service upon a change in control of the Company; (ii) separation from service; and (iii) death. The number of shares of common stock outstanding as of February 18, 2022 was 70,631,525. The addresses for our 5% beneficial owners are care of the Company’s principal place of business at 2710 Camino Del Sol, Oxnard, CA 93030.
	Mission Produce, Inc. Common Stock
Name of Beneficial Owner	Total Common Stock Beneficially Owned	Percent of Total
Stephen J. Barnard	6,335,929(1)	9.0%
Stephen A. Beebe	139,568(2)	*
Stephen W. Bershad	1,359,833	1.9%
Luis A. Gonzalez	9,662,297(3)	13.7%
Bonnie C. Lind	24,794	*
Jay A. Pack	2,126,197(4)	3.0%
Linda B. Segre	15,294	*
Bruce C. Taylor	9,924,898(5)	14.1%
Shaunte D. Mears-Watkins	2,663(6)	—
Bryan E. Giles	95,266(7)	*
Juan A. Wiesner	1,190,306	1.7%
Joanne C. Wu	1,912(8)	*
All executive officers and directors as a group (12 persons)	30,878,957	43.7%
*	Less than 1%.
(1)
Amounts include: (i) 37 shares held directly; (ii) 11,200 shares held indirectly by the Barnard Family Trust as to which shares Mr. Barnard has shared power to vote and dispose of the shares with his spouse; (iii) 1,115,808 shares held indirectly by Barnard Properties, LLC, (iv) 2,009,557 shares held indirectly by the Shelly R. Barnard GT Trust as to which shares Mr. Barnard has shared power to vote and dispose of the shares with his spouse, (v) 2,009,557 shares held indirectly by the Stephen J. Barnard GT Trust, as to which shares Mr. Barnard has shared power to vote and dispose of the shares with his spouse; and (vi) 1,189,770 shares subject to options that are vested or will vest within 60 days of February 18, 2022. Mr. Barnard disclaims beneficial ownership of the shares referenced in (iii) – (v) above, except to the extent of any pecuniary interest therein. The shares held in the Stephen J. Barnard GT Trust and the Shelly R. Barnard GT Trust have been placed in a margin account.

(2)	Includes (i) 8,333 shares held directly; (ii) 63,699 shares held indirectly by the Debra Beebe Bypass Trust; and (iii) 67,536 shares held indirectly by the Stephen and Debra Beebe Family Trust.
(3)
Represents: (i) 13,361 shares held directly, including 5,028 RSUs scheduled to vest within 60 days for February 18, 2022; (ii) 8,405,160 shares held indirectly by Beldar Enterprises; and (iii) 1,243,776 held by Ms. Rosario Del Pilar Vallejos Hinojosa, Mr. Gonzalez’s spouse. Mr. Gonzalez and Ms. Vallejos Hinojosa share power to vote and dispose the shares held by Beldar Enterprises and those held by Ms. Vallejos Hinojosa. Ms. Vallejos Hinojosa has full pecuniary interest in the shares held by Beldar Enterprises. Mr. Gonzalez does not have any direct pecuniary interest in the shares held by Beldar Enterprises and disclaims beneficial interest in such shares.

(4)
Includes: (i) 634,365 shares held directly; (ii) 1,187,160 shares held indirectly by PFP Investments, Ltd. over which Mr. Pack shares power to vote and dispose of shares with his spouse, Ruth Pack; (iii) 152,336 shares held indirectly by the JP 2018 GRAT; and (iv) 152,336 shares held indirectly by the RP 2018 GRAT.

(5)
Includes: (i) 399,550 held directly, including 5,028 RSUs scheduled to vest within 60 days of February 18, 2022; and (ii) 9,525,348 shares held indirectly by Taylor Family Investments LLC. Mr. Taylor has sole voting and dispositive power of all shares but disclaims beneficial ownership of the shares held by Taylor Family Investments LLC, except to the extent of any pecuniary interest therein.

(6)	Represents RSUs scheduled to vest within 60 days of February 18, 2022.
(7)	Includes 41,366 shares subject to options that are vested or will vest within 60 days of February 18, 2022.
(8)	Represents RSUs that are scheduled to vest within 60 days of February 18, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Review, Approval or Ratification of Related Party Transactions
Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests. Our board has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock listed on the Nasdaq. Our related person transaction policy requires that the Audit Committee approve or ratify related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K (which are transactions in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any “related person” as defined under Item 404(a) of Regulation S-K had or will have a direct or indirect material interest). The policy permits compensation to an executive officer or director if the compensation is required to be reported in the Company’s proxy statement pursuant to Item 402 of Regulation S-K. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. Each of the transactions described below which were entered into following the adoption of our related person transaction policy was approved in accordance with such policy.
Related Party Transactions
Stockholder Agreement
We are party to an Amended and Restated Stockholder Agreement (the “Stockholder Agreement”), with our pre-IPO stockholders, including holders of more than 5% of our common stock and certain of our directors and officers (or, in some cases, entities affiliated therewith). The Stockholder Agreement provides that beginning six months following the pricing of our IPO, the holders of at least a majority of registrable securities outstanding prior to the IPO can request in writing that we register the offer and sale of all or a portion of their shares on a maximum of one effective registration statement, provided that the anticipated aggregate price to the public is at least $50.0 million. In addition, if in the future we determine to register any of our securities under the Securities Act (subject to certain exceptions), either for our own account or for the account of other security holders, the holders of registrable securities will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in one such registration, subject to certain marketing and other limitations. As a result, if we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, convertible debt securities, or certain other transactions, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right to limit the number of shares such holders may include.
Relationships with Directors and Management
We sell avocados to AvoPacific Oils, LLC, an entity whose ownership consists partially of our Chief Executive Officer and two of his sons (who are also employed by the Company). Avocados are sold at market prices available to other customers. We recorded fruit sales of $2.5 million in fiscal year 2021 to AvoPacific Oils, LLC and accounts receivable totaled $0.1 million as of October 31, 2021.
Stephen J. Barnard, or companies owned by Mr. Barnard, market California avocados through us pursuant to arrangements substantially similar to the marketing agreements that we enter into with other growers. The aggregate amount paid for avocados procured from Mr. Barnard or entities owned by him was $0.9 million in fiscal year 2021.
Stephen W. Bershad, or companies owned by him, market California avocados through us pursuant to arrangements substantially similar to the marketing agreements that we enter into with other growers. The aggregate amount paid for avocados procured from Mr. Bershad or entities owned by him was $2.7 million in fiscal year 2021.
The Company had a consulting agreement with Mr. Gonzalez which was terminated in June 2021. We paid Mr. Gonzalez $0.1 million in the year ended October 31, 2021.
Two of our Chief Executive Officer’s sons, Keith Barnard and Ben Barnard, are employed by the Company. Total fiscal 2021 cash compensation for Keith Barnard, Senior Vice President, Sales and Sourcing, was $365,293 comprised of $255,450 base salary, $89,633 annual cash incentive payout, and $20,210 for other cash compensation. Total fiscal 2021 cash compensation for Ben Barnard, Vice President, Global Partnerships and Business Development, was $222,186, comprised of $191,256 base salary and $30,930 annual cash incentive payout. Consistent with our equity award program for 2021, neither received any equity awards for fiscal 2021. They each received standard perquisites provided by the Company for employees at their respective levels (a monthly car allowance and Company-paid health insurance premiums), with incremental cost to the Company for fiscal 2021 of $30,034 for Keith Barnard and $46,552 for Ben Barnard, and each is eligible to participate in the Company’s standard benefits plans.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines, and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

ITEM 2: ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
Background of the Proposal
We are required by Section 14A of the Exchange Act to submit to stockholders a non-binding, advisory vote with respect to the frequency of the advisory vote on the compensation of our NEOs (Say on Pay). Companies must give stockholders the choice of whether to cast an advisory vote on the Say on Pay proposal each year, every two years or every three years (commonly known as the “Say-on-Frequency” proposal). Stockholders may also abstain from making a choice. The SEC regulations require all public companies to submit a Say-on-Frequency proposal to their stockholders no later than the annual stockholder meeting held in the sixth calendar year after the immediately preceding vote on Say-on-Frequency. Our next Say-on-Frequency vote after the 2022 annual meeting will be held no later than our 2028 annual meeting.
Say-on-Frequency
As discussed above, the Board of Directors believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our NEOs with those of our stockholders. The Board believes that giving our stockholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our NEOs is a good corporate governance practice and is in the best interests of our stockholders. An annual advisory vote allows our stockholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement on a frequent basis.
Although the Board of Directors recommends that the Say-on-Pay proposal be voted on every year, our stockholders will be able to specify one of four choices for Say-on-Frequency vote as follows: (i) one year, (ii) two years, (iii) three years or (iv) abstain. Stockholders are not voting to approve or disapprove of the Board of Director’s recommendation of an annual vote on the Say-on-Pay Proposal.
While, this vote is advisory in nature and not binding, the Board of Directors values the opinions expressed by our stockholders and will consider the outcome of the vote when determining the frequency with which advisory votes on executive compensation should be held.
The Board of Directors recommends a vote for “ONE YEAR” on the advisory vote to determine the frequency of which advisory votes on executive compensation should be held.

ITEM 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee has the sole authority and responsibility to hire, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm and is directly responsible for the appointment, compensation, and general oversight of the work of the independent auditors. The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent auditors for the fiscal year ending October 31, 2022. Deloitte has served as the Company’s independent registered public accounting firm since 2019. A representative of Deloitte is expected to be present at the 2022 Annual Meeting and will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.
If stockholders do not ratify this selection, the Audit Committee will reconsider its selection of Deloitte and will, in its sole discretion, either continue to retain Deloitte or appoint a new independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte
& Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2022.

Fees Billed by Deloitte for 2021 and 2020
The following table summarizes the fees billed, or expected to be billed, by Deloitte for the audit of our financial statements for the fiscal year ended October 31, 2021 and 2020, and for audit and non-audit services provided by Deloitte during those same periods:
Type	2021 Fees ($)	2020 Fees ($)
Audit	2,547,900	2,151,000
Audit-Related	—	—
Tax	81,900	70,300
Other	190,000	44,500
Total	2,819,800	2,265,800
Audit Fees
The fees identified under this caption were for professional services rendered in connection with the audit of our financial statements and for services that are normally provided by the independent public registered accounting firm in connection with statutory and regulatory filings and engagements for the year identified. For 2020, this category also includes fees for services rendered in connection with our registration statements related to our initial public offering, including comfort letters, consents and review of documents filed with the SEC.
Audit-Related Fees
The fees identified under this caption were for audit related fees billed for assurance and related services that are reasonably related to the performance of the audit or review of financial statement.
Tax Fees
The fees identified under this caption were for professional services for domestic and foreign tax compliance, tax advice and tax planning.
All Other Fees
The fees identified under this caption were for all other non-audit services, including permissible business and advisory consulting services.

Audit Committee Pre-Approval Policies
Except for requests for preapproval made between Audit Committee meetings, the Company’s Audit Committee approves in advance all services provided by our independent registered public accounting firm. The chair of our Audit Committee approves in advance all services requested between Audit Committee meetings. All such interim approvals are reported to and approved by the full Audit Committee at the next meeting. All engagements of our independent registered public accounting firm in fiscal year 2021 were pre-approved in accordance with this policy.
Audit Committee Report
The Audit Committee has:
•
reviewed and discussed the Company’s audited financial statements for the fiscal year ended October 31, 2021 with the Company’s management and with the Company’s independent registered public accounting firm, Deloitte;

•	discussed with Deloitte, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•
received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and discussed the independence of Deloitte with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended October 31, 2021 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Respectfully submitted by THE AUDIT COMMITTEE,
Bonnie C. Lind, Chair
Stephen A. Beebe
Jay A. Pack

GENERAL INFORMATION
Availability of Proxy Statement and Annual Report
We intend to make this proxy statement available on the Internet and to mail the Notice of Internet Availability (“Notice”), or the proxy statement and proxy card, as applicable, on or about February 28, 2022 to all stockholders entitled to notice of and to vote at the Annual Meeting. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis.
Important Notice Regarding Availability of Proxy Materials for the 2022 Annual Meeting to be held on April 13, 2022. This Proxy Statement and 2021 Annual Report are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the meeting.
Our Annual Report on Form 10-K constitutes our Annual Report to Stockholders and is being made available to all stockholders entitled to receive notice of and to vote at the 2022 Annual Meeting. Except as otherwise stated, the Annual Report on Form 10-K is not incorporated into this Proxy Statement and should not be considered proxy solicitation material.
Virtual Annual Meeting
We have decided to hold the Annual Meeting virtually again this year due to the ongoing COVID-19 pandemic in order to protect the health and wellbeing of our stockholders and employees, and because hosting a virtual Annual Meeting (i) enables stockholders to attend and participate from any location around the world, (ii) provides for cost savings to the Company and our stockholders, and (iii) reduces the environmental impact of our Annual Meeting. You will not be able to attend the Annual Meeting in person.
Stockholders of record at the close of business on February 18, 2022 will be able via the Internet to attend the annual meeting, vote, submit questions, and examine our stockholder list during the 2022 Annual Meeting by visiting www.virtualshareholdermeeting.com/AVO2021 on Wednesday, April 13, 2022, at 1:30 p.m. Pacific Time. You should ensure that you have a strong Internet connection wherever you intend to participate in the meeting. You should also give yourself enough time to log in and ensure that you can hear streaming audio prior to the start of the meeting. You will need to have your 16‐digit control number included on your Notice, voting instruction card or proxy card, as applicable, to join the 2022 Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
Even if you intend to plan to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting.
Voting
If you are a record holder of the shares of our common stock (you hold your shares in your own name), you may vote online at the virtual 2022 Annual Meeting or by proxy. There are three ways to vote by proxy: (1) on the Internet by following the instructions on your proxy card, (2) by telephone by calling 1-800-690-6903 and following the instructions on your proxy card or (3) by mail on an official proxy card. If applicable, mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If your shares are held in the name of a bank, broker or another holder of record, you will receive voting instruction card from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet and telephone voting will also be offered to stockholders owning shares through certain banks and brokers.
We have a confidential voting policy, such that no proxy, ballot, or voting tabulation which identifies the particular vote of a stockholder on any matter submitted for a vote of stockholders at any meeting of stockholders will be disclosed to the Directors or officers of the Company except: (1) as necessary to meet applicable legal requirements; (2) to permit inspectors of election to certify the results of the vote; or (3) in a contested proxy solicitation.
If you are a holder of record, you may revoke your proxy at any time before it is exercised at the 2022 Annual Meeting by (1) giving our Corporate Secretary written notice of revocation, (2) delivering to us a signed proxy card with a later date, or

(3) granting a subsequent proxy through the Internet or telephone. Written notices of revocation should be addressed to Mission Produce, Inc., 2710 Camino Del Sol, Oxnard, California 93030, Attention: Joanne Wu. If you hold your shares in the name of a broker, bank, or other holder of record, you may change your voting instructions by following the instructions of your broker, bank, or other nominee.
Record Date
Our Board of Directors has fixed February 18, 2022, as the record date for determining the stockholders who are entitled to notice of, and to vote at, our 2022 Annual Meeting. Only common stockholders of record at the close of business on the record date will receive notice of, and be able to vote at, our 2022 Annual Meeting. As of the record date, there were 70,631,525 shares of our common stock outstanding.
For the ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting at the Company’s principal executive offices upon appointment. Please contact the Company’s Secretary at Mission Produce, Inc., 2710 Camino Del Sol, Oxnard, California 93030, Attention: Joanne Wu to set up an appointment. This stockholder list will also be accessible via the Internet at the Annual Meeting, once you have accessed the Annual Meeting with your control number.
Quorum
A majority of the stock issued and outstanding and entitled to vote must be present at our 2022 Annual Meeting, either in person or by proxy, in order for there to be a quorum at the meeting. Each share of our outstanding common stock entitles its holder to one vote. Shares of our common stock with respect to which holders are present at our 2022 Annual Meeting but not voting and shares for which we have received proxies but with respect to which holders of the shares have abstained, will be counted as present at our 2022 Annual Meeting for the purpose of determining whether or not a quorum exists. “Broker non-votes” will also be counted as present for the purpose of determining whether a quorum exists. Broker non-votes are shares of common stock held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner.
Votes will be tabulated by the inspector of election appointed for the 2022 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Voting Procedures
All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxy. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of our three Class II nominees, FOR ratification of our independent registered public accounting firm and ONE YEAR for the Say on Pay Frequency vote. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board. Our Board of Directors is unaware of any matters other than those described in this Proxy Statement that may be presented for action at our 2022 Annual Meeting. If other matters do properly come before our 2022 Annual Meeting, however, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders.
If you are a beneficial owner and hold your shares in the name of a bank, broker or another holder of record and do not return the voting instruction card, the broker or another nominee may vote your shares on each matter at the 2022 Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, which include the ratification of the selection of the independent registered public accounting firm. Brokers will not have the discretion to vote on any of the other proposals presented at the 2022 Annual Meeting (i.e., election of directors and Say-on-Frequency vote). Broker non-votes result from not giving voting instructions to your broker on the proposals for which they do not have discretionary authority to vote without your instruction.
To be elected, a nominee must receive a plurality of the votes cast. Accordingly, the three nominees receiving the highest number of “FOR” votes cast will be elected. Your broker, bank or other nominee does not have discretionary authority to vote your shares for the election of directors without your voting instruction, resulting in broker non-votes. Broker non-votes will have no effect on the election of directors since they are not counted as votes cast.
The ratification of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the votes cast on this proposal. Abstentions will have no effect on this proposal since abstentions are not counted as votes cast. Brokers, banks and other nominees have discretionary authority to vote on the ratification of our independent registered public accounting firm and, as such, we do not expect any votes on this proposal to be considered broker non-votes.

Regarding the Say on Pay Frequency advisory vote, the frequency receiving the affirmative vote of the holders of a majority of the voting power of the votes cast will be the frequency that stockholders have approved. Your broker, bank or nominee does not have discretionary authority to vote your shares on this proposal without your voting instructions, resulting in broker non-votes. Broker non-votes and abstentions will have no effect on this proposal since they are not counted as votes cast. If none of the frequency alternatives (one year, two years or three years) receives a majority of the voting power of the votes cast, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by our stockholders.
Proxy Solicitation
Your enclosed proxy is being solicited on behalf of the Board of Directors. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. The Company has not engaged any third-party proxy solicitation firm.
The Company will bear all costs of soliciting proxies, which may include costs of forwarding the solicitation materials to beneficial owners of our stock. Original solicitation of proxies may be supplemented by telephone, facsimile, electronic mail, or personal solicitation by our directors, officers, or staff members who will not receive additional compensation for these services.
Year End Reporting Convention
We report our results of operations based on our fiscal year ended on October 31.
Stockholders Sharing the Same Address
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.
Electronic Delivery of Future Proxy Materials
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the previous instructions to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
2023 Annual Meeting Proposals
Stockholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for our 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our Corporate Secretary at the address first set forth on the first page of this Proxy Statement no later than October 31, 2022. Any proposal should be addressed to our Corporate Secretary and may be included in next year’s proxy materials only if such proposal complies with our Bylaws and the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our Proxy Statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.
In addition, the Company’s Bylaws require that the Company be given advance written notice of nominations for election to the Board and other matters that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Corporate Secretary must receive such notice not later January 13, 2023, and no earlier than December 14, 2022, for matters to be presented at the 2023 Annual Meeting of Stockholders. However, in the event that the date of the 2023 Annual Meeting of Stockholders is more than thirty days before or more than sixty days after the one year anniversary of the preceding year’s annual meeting, for notice by the stockholder to be timely, it must be received not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Company.
Incorporation by Reference
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, information that should be considered as part of the filing that you are reading. Based on SEC regulations, the reports of the Compensation Committee and Audit Committee, included above, are not specifically incorporated by reference into any other filings that we make with the SEC. This Proxy Statement is sent to you as part of the proxy materials for the 2022 Annual Meeting. You may not consider this Proxy Statement as material for soliciting the purchase or sale of our common stock.
Forward-Looking Statements
Statements in this proxy statement that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this proxy statement address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: limitations regarding the supply of avocados, either through purchasing or growing; the loss of one or more of our largest customers or a reduction in the level of purchases by customers; doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; fluctuations in market prices of avocados; increasing competition; inherent farming risks; variations in operating results due to the seasonality of the business; general economic conditions; the effects of the COVID-19 pandemic, including resulting economic conditions; inflationary pressures and increases in costs of commodities or other products used in our business; food safety events and recalls of our products; changes to USDA and FDA regulations, U.S. trade policy, and/or tariff and import/export regulations; restrictions due to health and safety laws; significant costs associated with compliance with environmental laws and regulations; acquisitions of other businesses; the ability of our infrastructure to handle our business needs; supply chain optimization failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit and retain key personnel and an adequate labor supply and lack of good employee relations; information system security risks, data protection breaches and systems integration issues; changes in privacy and/or information security laws, policies and/or contractual arrangements; material litigation or adverse governmental actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with our indebtedness; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, directors and principal stockholders over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission. You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this proxy statement are made as of the date hereof and the Company does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Other Matters
Our Board of Directors knows of no other matters that will be presented for consideration at the 2022 Annual Meeting. If any other matters are properly brought before the 2022 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to vote promptly by either electronically submitting a proxy or voting instruction card over the Internet, by telephone, or by delivering to us or your broker a signed and dated proxy card.
By order of the Board of Directors,

Joanne Wu
General Counsel and Secretary
Oxnard, California
February 28, 2022

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
51 MERCEDES WAY
EDGEWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AVO2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D66018-P65700

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MISSION PRODUCE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

To elect (01) Luis A. Gonzalez, (02) Bruce C. Taylor, and (03) Shaunte D. Mears-Watkins to serve as Class II directors until the Company’s 2025 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

Nominees:

01) Luis A. Gonzalez
02) Bruce C. Taylor
03) Shaunte D. Mears-Watkins

The Board of Directors recommends you vote for ONE YEAR for the following proposal:

	ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
2. ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION To approve a frequency of ONE YEAR for the advisory vote to approve executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D66019-P65700

MISSION PRODUCE, INC.

ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

April 13, 2022

The undersigned stockholder of Mission Produce, Inc., a Delaware corporation (the "Company"), hereby constitutes and appoints Stephen J. Barnard and Joanne C. Wu, as proxies with full power of substitution (the "Proxy Holders"), and hereby authorizes them to represent to vote, as designated below, all shares of common stock of the Company (the "Common Stock") registered in the name of the undersigned at the 2022 Annual Meeting of Stockholders of the Company to be held at 1:30 p.m., Pacific Time, on Wednesday, April 13, 2022 virtually by means of the internet at www.virtualshareholdermeeting.com/AVO2022 and at any adjournments, postponements or other delays thereof and at any special meeting that may be called in lieu thereof (the "Annual Meeting").

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SPECIFICATION IS MADE, THE SHARES OF COMMON STOCK WILL BE VOTED WITH RESPECT TO PROPOSAL 1 ON THE REVERSE SIDE: (I) FOR LUIS A. GONZALEZ FOR DIRECTOR, (II) FOR BRUCE C. TAYLOR FOR DIRECTOR, (III) FOR SHAUNTE D. MEARS-WATKINS FOR DIRECTOR, AND (IV) IN THE PROXY HOLDERS' DISCRETION AS TO ANY OTHER PERSON NOMINATED FOR DIRECTOR AT THE ANNUAL MEETING OR AS TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING; WITH RESPECT TO PROPOSAL 2 ON THE REVERSE SIDE, FOR ONE YEAR, AND WITH RESPECT TO PROPOSAL 3 ON THE REVERSE SIDE, FOR.

IF ANY NOMINEE NAMED IN PROPOSAL 1 DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THE PROXY HOLDERS SHALL HAVE THE AUTHORITY TO VOTE FOR ANY OTHER PERSON WHO MAY BE NOMINATED AT THE ANNUAL MEETING AS A SUBSTITUTE, IN SUCH PROXY HOLDERS' DISCRETION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE